Exhibit 10.10

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

ENVIRONMENTAL ATTRIBUTES PURCHASE AND SALE AGREEMENT

This Environmental Attributes Purchase and Sale Agreement (this “Agreement”) is entered into as of November 29, 2021 (the “Execution Date”), by and between, on the one hand, NextEra Energy Marketing, LLC (“NEM”), a Delaware limited liability company with offices located at 700 Universe Boulevard, Juno Beach, Florida 33408, and, on the other hand, TruStar Energy LLC (“TruStar”) and Opal Fuels LLC (“Opal Fuels”, and together with TruStar, “Opal”), each a Delaware limited liability company with offices located at One North Lexington Avenue, White Plains, New York 10601. NEM and Opal may each be referred to herein as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, NEM is in the business of purchasing and selling energy products, including Environmental Attributes;

WHEREAS, Opal (together with its Affiliates) is in the business of (1) developing, constructing, operating and maintaining Projects, (2) producing, dispensing and selling RNG (i) that is generated or produced by such Projects, and (ii) for (or on behalf) of Third Parties, and (3) producing and generating Environmental Attributes relating to RNG;

WHEREAS, the Parties have agreed that NEM will act as Opal’s exclusive purchaser of all of the Offtake Inventory; and

WHEREAS, Opal has agreed to supply and Transfer to NEM, and NEM has agreed to purchase and receive via Transfer from Opal, the Minimum RIN Volume and the Minimum LCFS Volume during each Quarter during the Term, all in accordance with the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the respective promises, conditions and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, NEM and Opal hereby agree as follows:

Article 1
DEFINITIONS

Except as otherwise expressly provided herein or unless the context otherwise requires, capitalized terms used in this Agreement (including in the Recitals) have the following meanings:

“Account” means, as the context requires depending on the relevant Environmental Attribute, a CFP Account, an EMTS Account, a LCFS Account or an OCFP Account. Any reference in this Agreement to an Opal Account, Opal’s Account, or Opal’s Accounts shall mean each Account owned, registered to or otherwise controlled by Opal Fuels, TruStar, Opal Environmental Credit Marketing LLC, Opal Construction LLC, or any Affiliate of Opal Fuels.

“Affiliate” means, in relation to a Person, any Person that (i) directly or indirectly controls such Person, (ii) is directly or indirectly controlled by such Person, or (iii) is directly or indirectly controlled by a Person that directly or indirectly controls such Person. For this purpose, “control” of any entity or Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any Person, whether through the ownership of a majority of issued shares or membership interests or voting power or control in fact of the entity or Person or otherwise. Unless otherwise indicated, any reference in this Agreement to an Affiliate or Affiliates of Opal shall be limited to direct and indirect subsidiaries held by Opal Fuels (or its successor), including TruStar.

“Agreement” has the meaning specified in the Preamble.

“Annual Nominated Volumes” has the meaning specified in Section 5.6(a).

“Annual Nomination” has the meaning specified in Section 5.6(a).

“Applicable Law” means, with respect to any Governmental Authority, (i) any law, statute, regulation, code, ordinance, order, writ, injunction, decision, directive, judgment, policy, decree and any judicial or administrative interpretations thereof, (ii) any agreement, concession or arrangement with any Governmental Authority, and (iii) any license, permit or compliance requirement, in each case as may be applicable to either Party or either Party’s performance under this Agreement, as any of the foregoing may be amended or modified from time to time. The term “Applicable Law” includes the RFS, the LCFS, the LCFS Regulations, the OCFP Regulations, and any CFP.

“Bankrupt” means, with respect to a Person, that such Person: (i) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (ii) becomes insolvent or is unable to pay its debts or fails to pay its debts as they become due; (iii) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation; (iv) passes a resolution for its winding-up, official management or liquidation, other than pursuant to a consolidation, amalgamation or merger; (v) files an answer or other pleading admitting or failing to contest the allegations of a petition filed against it in any proceeding of the foregoing nature; (vi) causes or is subject to any event which, under Applicable Law, has an analogous effect to any of the events specified in clauses (i) to (v) (inclusive).

“Business Day” means a day on which banks are open for general commercial business in New York, New York.

“CFP” means any current or future U.S. federal, state, regional or local renewable or clean transportation fuel program, other than the RFS, the LCFS, and the OCFP.

“CFP Account” means an account of a Person (including a Party) showing the CFP Credits and CFP deficits generated by such Person or transferred, purchased or acquired by such Person, as established pursuant to the relevant CFP.

“CFP Credits” means credits generated and traded under the relevant CFP.

“Claim” means a dispute, claim or controversy whether based on contract, tort, strict liability, statute or other legal or equitable theory.

“Commencement Date” has the meaning specified in Section 2.1.

“Commercial Operations Team” has the meaning specified in Section 4.1.

“Confidential Information” means the terms and conditions, all negotiations concerning this Agreement, Customer Contracts, and all other information furnished by either Party related to services and transactions under this Agreement. Confidential Information does not include information (i) the receiving Party developed independently without using the Confidential Information, (ii) that was in the public domain at the time of its disclosure, (iii) which passes into the public domain by acts other than the acts of or caused by the Party receiving said Confidential Information, or (iv) is disclosed to the receiving Party by a Third Party (other than an Opal Partner), provided that the receiving Party does not know (or has no reasonable basis to know) that the information was received or disclosed unlawfully.

“Contracted Inventory” means those Environmental Attributes that Opal is unable to make subject to this Agreement and the Opal EA Inventory due to restrictions applicable to Opal and its Affiliates under binding legal agreements but only to the extent that such agreements were not entered into in violation of the exclusivity provisions contained in Section 3.1 below. A description of the Contracted Inventory existing as of the Execution Date is included on Exhibit A.

“Contract Year” means a calendar year (being the twelve (12) month period from January 1 to the next following December 31), with the first (1st) Contract Year hereunder commencing on the Commencement Date.

“Customer” means, as applicable: (i) with respect to any Customer Contract, any Eligible Customer purchasing Environment Attributes from NEM pursuant to such Customer Contract (to the extent that such Environmental Attributes are attributable to the Environmental Attributes Transferred from Opal to NEM hereunder); and (ii) with respect to any Opal Trade Contract, any Third Party (other than NEM hereunder) purchasing Environmental Attributes from Opal pursuant to such Opal Trade Contract.

“Customer Contract” means a purchase and sale contract entered into directly between NEM and a Customer, pursuant to which NEM has agreed to sell and Transfer certain volumes of Environmental Attributes (attributable to the Environmental Attributes Transferred from Opal to NEM hereunder) to such Customer on certain Transfer Dates.

“Customer Default” has the meaning specified in Section 7.8.

“Customer Default Cure Period” means the period of five (5) Business Days immediately following the Sale Window Date for the Environmental Attributes that were associated with a Customer Failure to Take.

“Customer Failure to Take” has the meaning specified in Section 7.8.

“Customer Price” means, with respect to each type of Environmental Attribute (e.g., RINs of a particular code or LCFS Credits), the price (per Environmental Attribute) to be paid to NEM by a Customer (e.g., a fixed price or a price based on an index, and as specified in the relevant Customer Contract) for the relevant Environmental Attributes to be sold by NEM to such Customer under the relevant Customer Contract, to the extent that such Environmental Attributes are attributable to the Environmental Attributes Transferred from Opal to NEM hereunder.

“Customer Trade Date” means the date on which a Customer Contract or an Opal Trade Contract is entered into or otherwise executed by the relevant parties thereto. For sake of clarity, the Customer Trade Date may be different than the Transfer Dates(s) associated with the relevant Customer Contract or Opal Trade Contract.

“Daily Trade Report” has the meaning specified in Section 4.4.

“Defaulting Party” has the meaning specified in Section 11.1.

“Delayed Customer Sales” means any sales of Environmental Attributes under any Customer Contract that, as of the relevant Customer Trade Date, contemplates a Transfer Date between NEM and the relevant Customer that is in excess of thirty (30) days beyond the scheduled or actual Transfer Date between NEM and Opal for the same Environmental Attributes.

“Dispensing Services” means the services rendered or performed or to be rendered or performed (directly or indirectly) by Opal or any of its Affiliates in connection with Opal’s role (directly or through any of its Affiliates) as the dispenser of RNG for any of the Projects or for any other Person (including any Third Party).

“EA Close-Out Amounts” has the meaning specified in Section 6.2(a).

“EA Sales Strategy” means the commercially reasonable and non-binding sales strategy established and continuously maintained (and modified from time to time) by the Parties with respect to the production, generation and sale of the Offtake Inventory, including the related Nominated Volumes, potential Delayed Customer Sales, Opal Directed Trades, minimum Customer credit requirements, and any targeted Customer Prices.

“Eligible Customer” means a Person (i) with which NEM has entered into a master agreement or stand-alone agreement (including any transaction confirmation) for the purchase and sale of Environmental Attributes, and (ii) which has satisfied NEM’s internal credit risk policies as consistently applied to similarly situated counterparties, in each case as determined by NEM in its reasonable discretion.

“EMTS” means the EPA Moderated Transaction System or any replacement or successor system designated by the EPA.

“EMTS Account” means a Person’s (including a Party’s) EMTS account for RINs showing the RINS generated by such Person or transferred, purchased or acquired by such Person.

“Environmental Attributes” means any and all attributes, credits, benefits, emission reductions, offsets, and allowances, howsoever entitled, attributable to the characteristics, production, use or combustion of RNG or its displacement or reduction in the use of transportation fuel, but only to the extent that any of the foregoing is generated, produced and Verified through and in compliance with the RFS, the LCFS, the OCFP, and any other applicable CFP. For sake of clarity, Environmental Attributes (i) to the extent Verified, includes RINs, LCFS Credits and OCFP Credits, and (ii) excludes any associated Renewable Energy Credits, any federal or state tax credits, development credits or similar incentives.

“EPA” means the United States Environmental Protection Agency.

“Event of Default” has the meaning specified in Section 11.1.

“Excluded Offtake Inventory” means [*] of the Opal EA Inventory.

“Execution Date” has the meaning specified in the Preamble.

“Failure to Transfer” has the meaning specified in Section 7.7.

“Financing Party” means financial institution (including any trustee or agent on behalf of such institution) providing financing or refinancing to Opal or any of its Affiliates, or in connection with any Project, whether the financing or refinancing takes the form of private or public debt or equity, or any other form.

“Governmental Authority” means any foreign or U.S. federal, state, regional, local, or municipal governmental body, agency, instrumentality, authority or entity established or controlled by a government or subdivision thereof, including any legislative, administrative or judicial body, or any person purporting to act therefor, having jurisdiction over a Party or any activities contemplated under this Agreement.

“Index-Based Purchase” has the meaning specified in Section 6.5.

“Index-Based Purchase Date” has the meaning specified in Section 6.5.

“Index-Based Purchase Price” has the meaning specified in Section 6.5.

“Index Price” means (i) for D3 RINs, the final daily price for the relevant day as published in the Oil Price Information Service’s (OPIS) Carbon Market Report in the section “U.S. RINs (cts/RIN)” under the “Mean” column for “D3” (under the column “Product” of the relevant “Year”), (ii) for D4 RINS, the final daily price for the relevant day as published in the OPIS Carbon Market Report in the section “U.S. RINs (cts/RIN)” under the “Mean” column for “D4” (under the column “Product” of the relevant “Year”), (iii) for D5 RINS, the final daily price for the relevant day as published in the OPIS Carbon Market Report in the section “U.S. RINs (cts/RIN)” under the “Mean” column for “D5” (under the column “Product” of the relevant “Year”), (iv) for D6 RINS, the final daily price for the relevant day as published in the OPIS Carbon Market Report in the section “U.S. RINs (cts/RIN)” under the “Mean” column for “D6” (under the column “Product” of the relevant “Year”), and (v) for LCFS Credits, the final daily price for the relevant day as published in the OPIS Carbon Market Report in the section “California Low Carbon Fuel Standard” under the “Mean” column for “Carbon Credit ($/mt)”.

“Initial Term” has the meaning specified in Section 2.1.

“Interest Rate” means the lesser of (i) the prime rate plus [*] per annum and (ii) the maximum rate permitted by Applicable Law.

“Invalid” means, with respect to any Environmental Attribute, that such Environmental Attribute (prior to, at the time of, or after any Transfer thereof) fails to satisfy the requirements of (and is otherwise non-compliant with or invalid under) the relevant Program, Pathway or Applicable Law.

“LCFS Account” means the account of a Person (including a Party) showing the LCFS Credits and LCFS deficits generated by such Person or transferred, purchased or acquired by such Person, as established pursuant to the LCFS Regulations.

“LCFS Credits” means a Credit as defined in the LCFS Regulations.

“Low Carbon Fuel Standard” or “LCFS” means the California Low Carbon Fuel Standard as set forth in Section 95484 of Title 17 of the California Code of Regulations, as amended or supplemented.

“LCFS Regulations” means the regulations, orders, decrees and standards issued by a Governmental Authority implementing or otherwise applicable to the LCFS as set forth in 17 CCR § 95480 et seq. and each successor regulation.

“Low Carbon Fuel” means any fuel, other than RNG, the characteristics, production, use, combustion, displacement or reduction of which is eligible for the generation of Environmental Attributes attributable thereto under a Program.

“Minimum LCFS Volume” means [*] LCFS Credits, as such volume may be adjusted as contemplated in Sections 6.3 and 6.4.

“Minimum RIN Volume” means [*] RINs, as such volume may be adjusted as contemplated in Sections 6.3 and 6.4.

“Monthly Nomination” has the meaning specified in Section 5.6(c).

“Monthly Nominated Volumes” has the meaning specified in Section 5.6(c).

“Monthly Reconciliation Payment” has the meaning specified in Section 8.3(b).

“Monthly Resell Failure” means, with respect to all of the Environmental Attributes actually received by NEM into NEM’s Accounts via Transfer from Opal’s Accounts in any given period during the Term pursuant to this Agreement (“Received Volumes”), NEM’s unexcused failure to Transfer to Customers (or in combination with such Transfers to Customers or on a standalone basis, to purchase from Opal pursuant to Index-Based Purchases or Negotiated Purchases) [*] ([*]%) of such Received Volumes on Transfer Dates that are within thirty (30) days of the Transfer Dates on which such Environmental Attributes were originally Transferred into NEM’s Account from Opal’s Account (any such thirtieth (30th) day, a “Sale Window Date”). For this purpose, in the context of any Index-Based Purchase, the “Sale Window Date” shall mean that the Index-Based Purchase Date is within thirty (30) days of the Transfer Date on which the relevant Environmental Attributes were originally Transferred into NEM’s Account from Opal’s Account.

“Monthly Sales Report” has the meaning specified in Section 7.6.

“Monthly Statement” has the meaning specified in Section 8.3(a).

“Negotiated Purchase” has the meaning specified in Section 6.6.

“Negotiated Purchase Price” has the meaning specified in Section 6.6.

“NEM” has the meaning specified in the Preamble.

“NEM Commodity Discount” means [*] ([*]%), as may be adjusted as expressly contemplated herein.

“Nominated Volumes” means the Annual Nominated Volumes, the Quarterly Nominated Volumes, or the Monthly Nominated Volumes.

“Nomination” means an Annual Nomination, a Quarterly Nomination, or a Monthly Nomination.

“OCFP” and “OCFP Regulations” mean the regulations, orders, decrees and standards issued by a Governmental Authority implementing or otherwise applicable to the Oregon Clean Fuels Program as set forth in OAR chapter 340, division 253 as defined in OAR 340-253-0060(4) and each successor regulation.

“OCFP Account” means the account of a Person (including a Party) showing the OCFP Credits and OCFP deficits generated by such Person or transferred, purchased or acquired by such Person, as established pursuant to the OCFP.

“OCFP Credits” means a credit as defined in the OCFP Regulations.

“Opal Directed Trade” has the meaning specified in Section 7.5.

“Offtake Inventory” means [*] ([*]%) of the Opal EA Inventory. For sake of clarity, the Offtake Inventory shall not include the Excluded Offtake Inventory.

“Opal” has the meaning specified in the Preamble.

“Opal EA Inventory” means any and all Environmental Attributes owned or otherwise controlled directly by Opal or indirectly through its Affiliates in Opal’s Accounts from and after the Commencement Date, including Environmental Attributes received or otherwise granted (or to be received or granted) to Opal and its Affiliates in connection with each Project and in connection with Opal’s and its Affiliates’ provision of Dispensing Services, including to the extent that Opal and its Affiliates receive Environmental Attributes “in-kind” as compensation for performing Dispensing Services or any other services. For sake of clarity, and except as otherwise contemplated herein, the Opal EA Inventory shall not include (i) the Contracted Inventory, (ii) any Environmental Attributes that are to be paid “in-kind” to Third Parties by Opal and its Affiliates in connection with the Dispensing Services; and (iii) any Environmental Attributes that are to be paid “in-kind” to Third Parties by Opal and its Affiliates pursuant to the operating agreements of joint ventures or similar partnership/limited liability company structures between such Third Parties and Opal (and its Affiliates) but only to the extent that (1) such ventures or structures directly relate to one or more Project(s) and (2) the Environmental Attributes to be paid “in-kind” to such Third Parties by Opal and its Affiliates are generated or otherwise produced from such Project(s). For purposes of the immediately preceding sentence, “in-kind” means the bona fide transfer of Environmental Attributes in lieu of money.

“Opal Partner” has the meaning specified in the definition of Third Party.

“Opal Trade Contract” means a purchase and sale contract entered into directly between Opal (or any of its Affiliates) and a Customer, pursuant to which Opal or such Affiliate has agreed to sell and Transfer certain volumes of Environmental Attributes to such Customer on certain Transfer Dates.

“Opal Trade Price” means, with respect to each type of Environmental Attribute (e.g., RINs of a particular code or LCFS Credits), the price (per Environmental Attribute) to be paid to Opal (or the relevant Opal Affiliate) by a Customer for the relevant Environmental Attributes to be sold by Opal (or the relevant Opal Affiliate) to such Customer under the relevant Opal Trade Contract. “Opal Trade Price” shall not include (i) the price for any transaction under an Opal Trade Contract that contemplates a Transfer Date between Opal (or the relevant Opal Affiliate) and the relevant Customer (or the relevant Opal Partner) that is in excess of thirty (30) days beyond the relevant Customer Trade Date, or (ii) the price for any transaction under an Opal Trade Contract where Opal’s counterparty thereunder is an Opal Partner (to the extent that such price is in excess of the relevant Index Price as published at the end of the relevant trading day on which Opal and the relevant Opal Partner have entered into or otherwise executed such Opal Trade Contract (or as published on the first trading day following such entry or execution if the date of such entry or execution is a non-trading day)).

“Party” or “Parties” has the meaning specified in the Preamble.

“Pathway” means any fuel pathway or similar pathway approved by a Governmental Authority pursuant to Applicable Law or any Program for RNG as necessary for the creation and the receipt of Environmental Attributes associated with the use of such RNG.

“Payment” has the meaning specified in Section 8.3(a).

“Payment Date” has the meaning specified in Section 8.3(a).

“Performance Failure” has the meaning specified in Section 7.11(a).

“Performing Party” has the meaning specified in Section 11.2.

“Person” means any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, association, corporation, institution, entity, party, Governmental Authority, court or any other legal entity, whether acting in an individual, fiduciary or other capacity.

“Program” means any current or future U.S. federal, state, regional or local renewable or clean fuel program. “Program” includes the RFS, the LCFS, the OCFP, and any CFP Program.

“Prohibitive Action” means (a) an action by a Governmental Authority that renders either or both the RFS and the LCFS illegal, unconstitutional or unenforceable, or (b) the issuance of an order, legislation, decision or other legally binding action (outside of either Party’s control, and through no fault or failure of either Party) that makes it impossible for RNG to generate either or both RINs and LCFS Credits.

“Project” means each and every current and future facility or project that produces or otherwise generates RNG (including any expansion or modification thereof), to the extent that such facility or project is owned, operated or otherwise controlled (in whole or in part) by Opal or any of its Affiliates.

“PTD” means a product transfer document or similar document evidencing the transfer of title and ownership of the relevant Environmental Attribute from one Person to another Person in accordance with the relevant Program.

“Quarter” or “Quarterly” means any of the following three (3) month periods during any Contract Year: January 1 through March 31; April 1 through June 30; July 1 through September 30; and October 1 through December 31.

“Quarterly Customer Price” means, with respect to each type of Environmental Attribute, the combined Quarterly volume-weighted average for (i) all of the Customer Prices for all of the sales of Environmental Attributes by NEM to Customers pursuant to Customer Contracts during such Quarter (to the extent that such Environmental Attributes are attributable to the Environmental Attributes actually Transferred from Opal to NEM hereunder), (ii) all of the Index-Based Purchase Prices for all of the Environmental Attributes purchased by NEM from Opal during such Quarter pursuant to Index-Based Purchases, and (iii) all of the Negotiated Purchase Prices for all of the Environmental Attributes purchased by NEM from Opal during such Quarter pursuant to Negotiated Purchases, all of which shall be reasonably calculated by NEM, which calculations shall be subject to review and approval by Opal for accuracy (based on the supporting date used in NEM’s calculations).

“Quarterly Index Price” means, with respect to each type of Environmental Attribute, the volume-weighted average (based on the volume specified in the relevant Customer Contracts and the volumes subject to any Index-Based Purchases or any Negotiated Purchases, as applicable) of the Index Prices as published at the end of the relevant trading day for each (i) Customer Trade Date for each Customer Contract entered into by NEM during such Quarter, (ii) Index-Based Purchase Date during such Quarter, and (iii) each applicable trade date for each Negotiated Purchase during such Quarter, as reasonably calculated by NEM. By way of example, if (1) NEM executes a total of four (4) Customer Contracts for a particular type of Environmental Attribute during the first (1st) Quarter of Contract Year 2023 with the following Customer Trade Dates: January 3, February 7, March 8 and March 15, (2) NEM elects to effectuate two (2) Index-Based Purchases for the same type of Environmental Attribute during the same Quarter on the following Index-Based Purchase Dates: February 8 and March 22, and (3) the Parties agree to effectuate two (2) Negotiated Purchases for the same type of Environmental Attribute during the same Quarter on the following trade dates: February 9 and March 27, then the Quarterly Index Price shall be the volume-weighted average of the Index Prices as published on January 3, February 7, February 8, February 9, March 15, March 22 and March 27 (as averaged and adjusted in a manner to account for the volumes of Environmental Attributes subject to each of the four (4) Customer Contracts, and in each of the two (2) Index-Based Purchases and the two (2) Negotiated Purchases).

“Quarterly LCFS Shortfall” has the meaning specified in Section 6.4(a).

“Quarterly Nominated Volumes” has the meaning specified in Section 5.6(b).

“Quarterly Nomination” has the meaning specified in Section 5.6(b).

“Quarterly Opal Trade Price” means, with respect to each type of Environmental Attribute, the volume-weighted average (based on the volumes in the relevant Opal Trade Contracts) of the Opal Trade Prices in such Quarter.

“Quarterly RIN Shortfall” has the meaning specified in Section 6.4(a).

“Received Volumes” has the meaning specified in the definition of Monthly Resell Failure.

“Renewable Fuel Standard” or “RFS” means the renewable fuel program and policies established section 211(o) of the Clean Air Act (42 U.S.C. § 7545(o)) as implemented by the EPA under Subpart M of Title 40 of the Code of Federal Regulations.

“Renewal Term” has the meaning specified in Section 2.1.

“RIN” means a Renewable Identification Number as defined in the RFS Program.

“RNG” means renewable natural gas, also known as pipeline quality natural gas derived from the decomposition of organic matter that meets the RFS eligibility requirements as either an Advanced Biofuel or Cellulosic Biofuel.

“ROFO Terms” has the meaning specified in Section 5.2(a).

“Sale Window Date” has the meaning specified in the definition of Monthly Resell Failure.

“Taxes” means any present or future tax, levy, impost, duty, charge, assessment or fee of any nature (including any interest, penalties or additions thereto) that is imposed by any Governmental Authority or other taxing authority, including income taxes, ad valorem taxes, severance taxes, excise taxes, sales and use taxes, and gross receipts taxes.

“Team Member” means, as of any day, each current member of the Commercial Operations Team.

“Term” has the meaning specified in Section 2.1.

“Termination Payment” has the meaning specified in Section 11.3(a).

“Third Party” means any Person other than a Party or an Affiliate of a Party. For the avoidance of doubt, as to the relationship between Opal and any Person (other than an Independent Expert or as otherwise provided herein), the term “Third Party” shall include Persons such as joint ventures, partnerships and similar structures between such Persons and Opal (any such Person, an “Opal Partner”).

“Transaction Costs” means (i) the actual costs, expenses, fees and direct damages reasonably incurred or paid by NEM in order to fulfill (or attempt to fulfill) its obligations under any Customer Contracts or otherwise administer any such Customer Contracts (including any cover damages, liquidated damages or penalties paid by NEM to Customers, any costs incurred by NEM to replace undelivered, Invalid or deficient Environmental Attributes, and any termination damages paid by NEM under any such Customer Contracts), and (ii) any actual losses, costs, direct damages and expenses incurred by NEM in obtaining, maintaining, replacing, liquidating or settling hedges or related trading positions (including any related brokerage fees and commissions), but only to the extent that any of the foregoing in clauses (i) or (ii) results from Opal’s breach of its obligations under this Agreement or any other fault or default by Opal (or its Affiliates) (including Opal’s failure to timely Transfer all or some of the Nominated Volumes to NEM as contemplated in the relevant Nomination, any Failure to Transfer, or any breach of the representations and warranties set forth in Section 9.2).

“Transfer” or “Transferred” means, on the relevant Transfer Date, the transfer of title and ownership to any Environmental Attribute from one Person’s Account into a different Person’s Account in accordance with the procedures of the relevant Program and as evidenced by the applicable PTD.

“Transfer Date” means the effective date of any Transfer from one Person’s Account into a different Person’s Account as specified in the relevant PTD.

“Verified” or “Verification” means a written determination by a Third Party (other than an Opal Partner) verifier or auditor that the relevant Environmental Attributes satisfy the requirements of the relevant Program and Applicable Law.

Article 2
TERM

2.1 Term. This Agreement shall become effective on the Execution Date. Notwithstanding the occurrence of the Execution Date, and subject to the remainder of this Article 2 and any other early termination right expressly contemplated herein, the Parties’ respective obligations under Article 3, Article 5, Article 6 and Article 7 (and any other related provisions) with respect to the purchase and sale of the Offtake Inventory (and the Minimum RIN Volume and the Minimum LCFS Volume) shall only begin on January 1, 2022 (the “Commencement Date”). The initial term of this Agreement (the “Initial Term”) shall commence on the Execution Date and shall continue until fifth (5th) annual anniversary of the Commencement Date, following which this Agreement shall automatically be extended for renewal periods of twelve (12) months each (each a “Renewal Term”), unless and until terminated by either Party with written notice of termination delivered to the other Party at least ninety (90) days prior to the last day of the Initial Term or the then-current Renewal Term (as applicable). For the avoidance of doubt, either Party may give notice of termination pursuant to the preceding sentence on any date during the Initial Term or any Renewal Term so long as such date occurs prior to the date that is at least 90 days before the last day of the Initial Term or the relevant Renewal Term (as applicable), which termination shall become effective as of the last day of the Initial Term or the relevant Renewal Term (as applicable). The Initial Term together with any and all Renewal Terms shall be referred to as the “Term” of this Agreement.

Article 3
EXCLUSIVITY AND RELATED MATTERS

3.1 Exclusivity. In accordance with the other terms of this Agreement, Opal hereby agrees and covenants that, starting on the Commencement Date and throughout the Term, (i) NEM shall be Opal’s exclusive purchaser of the Offtake Inventory, and (ii) Opal shall not (without NEM’s advance written approval), directly or indirectly (including through any Affiliate of Opal, or through any reorganization of Opal), sell, deliver or Transfer (or otherwise commit or contract to sell, deliver or Transfer), including through any sales or agency arrangement, the Opal EA Inventory to any Person other than NEM, except for such portion of the Opal EA Inventory that constitutes the Excluded Offtake Inventory (which portion, for the avoidance of doubt, shall not be subject to the foregoing exclusivity obligations). From and after the Execution Date and until the Commencement Date, Opal hereby agrees to refrain from taking any out of ordinary course actions or commitments relating to the Opal EA Inventory that would materially frustrate the purpose of this Agreement.

3.2 Excluded Offtake Inventory. Opal shall have the right to undertake the sale or sales of the Excluded Offtake Inventory without the assistance of NEM, and any such undertaking by Opal shall not constitute a breach of Opal’s exclusivity obligations hereunder as to the Excluded Offtake Inventory (or any portion thereof).  For the avoidance of doubt, in the event that Opal is successful in selling the Excluded Offtake Inventory (or any portion thereof), then NEM shall not be entitled to any compensation in connection therewith. Notwithstanding the foregoing, Opal shall have the right (from time to time) to request that NEM undertake the purchase and sales of the Excluded Offtake Inventory (or any portion thereof) in a manner generally consistent with this Agreement, in which event NEM shall notify Opal in writing whether NEM is willing (in NEM’s sole discretion) to undertake such purchase and sales obligations with the respect to the relevant Excluded Offtake Inventory (or the portion thereof).

Article 4
Commercial operations team; ea sales strategy

4.1 Commercial Operations Team. In order to facilitate the activities described in this Agreement, the Parties will establish a team (the “Commercial Operations Team”) comprised of Team Members selected by each Party and from their respective operations, trading and scheduling departments (as applicable). Upon written notice to the other Party, a Party may change its Team Members at any time.

4.2 Scope of Commercial Operations Team Activities. The Commercial Operations Team will meet periodically (whether by telephone or video conference) or otherwise coordinate via e-mail or other electronic communication, but as of the Commencement Date at least on a weekly basis (and thereafter as the Parties may agree as reasonably needed), and will be responsible for (among other things):

(a) Developing procedures for the exchange of information between NEM and Opal (and its Affiliates) throughout the Term in order to maximize transparency and the commercial benefit to be obtained from pursuing opportunities in relation to NEM’s sales of the Offtake Inventory, including exchanging information as necessary to coordinate Opal’s production of Environmental Attributes (and timing thereof) and NEM’s purchase of the Offtake Inventory and NEM’s subsequent sales thereof to Customers;

(b) Reviewing current maintenance activities, delivery and production programs and related operational issues with respect to each Project and the generation of Environmental Attributes associated therewith;

(c) Calculating and determining the Opal EA Inventory, the Offtake Inventory and the Excluded Offtake Inventory;

(d) Performing market analysis and developing and reviewing relevant Environmental Attribute sales prospects and transaction status, associated Environmental Attributes prices (including current and potential Customer Prices and Opal Trade Prices) and other relevant information;

(e) Reviewing and considering potential Delayed Customer Sales and Opal Directed Trades;

(f) Reviewing the current and potential volumes of Environmental Attributes to be transferred or otherwise given “in-kind” by Opal or any of its Affiliates to Third Parties in connection with the Dispensing Services;

(g) Reviewing and discussing any potential increase in the Contracted Inventory beyond the scope and volumes contemplated on Exhibit A and the contractual obligations requiring any such increase;

(h) Discussing any potential Negotiated Purchases; and

(i) Performing such other activities as the Parties may agree in writing from time to time.

4.3 EA Sales Strategy. Throughout the Term, NEM and Opal shall coordinate to develop and maintain the non-binding EA Sales Strategy, which shall be utilized by the Parties for the purposes described herein. Notwithstanding the foregoing, individual components of the EA Sales Strategy shall always be subject to NEM’s reasonable concurrence that the proposed EA Sales Strategy is commercially viable with respect to the implementation thereof given the then-current market conditions for Environmental Attributes and the market outlook thereof; provided that if NEM implements a particular sales strategy that is materially different than the relevant corresponding component of the then-current EA Sales Strategy, then NEM shall notify Opal of such implementation and, upon written request of Opal, the Parties shall meet to review NEM’s relevant actions, consider whether such actions require a revision to the EA Sales Strategy, and amend the EA Sales Strategy if necessary to address NEM’s implementation of its relevant sales strategy. The Parties acknowledge and agree that the EA Sales Strategy is a tool to be utilized by the Parties in order to effectuate the commercial intent and objectives of the Parties as contemplated in this Agreement, and that a Party’s failure to strictly adhere or comply with the then-current EA Sales Strategy shall not, by itself, constitute an Event of Default hereunder.

4.4 Daily Trade Reports. In order to facilitate the market analysis referenced above, during the Term of this Agreement (beginning on the Commencement Date), with respect to Environmental Attributes from the Offtake Inventory to be Transferred (or already Transferred) from Opal to NEM, NEM shall transmit to Opal a daily file via electronic mail (each a “Daily Trade Report”) summarizing (with respect to such Environmental Attributes to the extent traded by NEM during that day with respect to Customer Contracts, Index-Based Purchases and/or Negotiated Purchases), the following information with respect to each underlying trade: (i) volume, (ii) price, (iii) time of trade, and (iv) settlement date. For sake of clarity, NEM shall not be required to provide the Daily Trade Report on days where no such trades are executed.

Article 5
opal ea inventory; VOLUME NOMINATIONS

5.1 Opal Covenants. Opal hereby agrees and covenants throughout the Term to undertake (and cause its Affiliates, including TruStar, Opal Environmental Credit Marketing LLC, and Opal Construction LLC, to undertake) all actions that are reasonably necessary to cause the prompt generation, issuance, Transfer and delivery of the Opal EA Inventory into Opal’s Accounts for subsequent Transfer of the Offtake Inventory into NEM’s Accounts as contemplated herein. As of the Commencement Date and throughout the Term, Opal represents and warrants to NEM that Opal (directly or through its Affiliates, including TruStar, Opal Environmental Credit Marketing LLC, and Opal Construction LLC) (i) is the exclusive provider of Dispensing Services of RNG relating to the Projects that have been commissioned prior to the Execution Date, (ii) is expected to be the exclusive provider of Dispensing Services of RNG relating to the Projects to be commissioned after the Execution Date, and (iii) except for the Contracted Inventory, all of the Environmental Attributes generated, Transferred, issued, produced and received (or that can be generated, Transferred, issued, produced and received) by Opal (or its Affiliates) as a result of the activities contemplated in clauses (i) and (ii) (as well as activities undertaken by Opal or its Affiliates for or on behalf of Third Parties) shall be promptly committed to the Opal EA Inventory.

Promptly (but no later than five (5) Business Days) following the date of each Transfer or delivery of Environmental Attributes into any of Opal’s Accounts, Opal shall notify NEM thereof in writing with reasonable supporting documentation evidencing the type and volume of Environmental Attributes so Transferred or delivered. Additionally (and not in lieu of the foregoing sentence), as and when requested by NEM (and at least on a monthly basis), Opal shall provide to NEM such additional documentation, data and reports of Opal and its Affiliates as necessary to evidence and demonstrate the Contracted Inventory, the Opal EA Inventory, the Excluded Offtake Inventory, and the Offtake Inventory.

5.2 Non-Transportation Sales.

(a) Without limiting Opal’s obligations with respect to the Minimum RIN Volumes and Minimum LCFS Volumes throughout the Term and always subject to NEM’s Right of First Opportunity as contemplated in this Section 5.2, nothing contained in Section 5.1 or elsewhere in this Agreement shall prohibit or otherwise restrict Opal and its Affiliates from directing sales of RNG relating to the Projects to sectors outside of transportation fuels (each a “Non-Transportation Sale”). If Opal or any of its Affiliates intends to pursue a Non-Transportation Sale(s), then NEM will have a right of first opportunity (“Right of First Opportunity”) (in accordance with the procedures set forth in Section 5.2(a) below) to undertake the Non-Transportation Sale(s) in a manner generally consistent with this Agreement.

(b) If Opal or any of its Affiliates desires or intends to effectuate a Non-Transportation Sale(s), then, prior to engaging in such activities on its own or through an Affiliate or any Person other than NEM, Opal shall notify NEM thereof in writing and first offer the opportunity to NEM. Opal’s notice to NEM shall include such information as would be reasonably sufficient and necessary to enable NEM to make an informed decision as to whether to undertake the relevant Non-Transportation Sale(s), including the price, volume and attributes of such Non-Transportation Sale(s) (“ROFO Terms”). NEM shall have five (5) days from receipt of such notice from Opal to notify Opal that NEM has elected to exercise the Right of First Opportunity (“Exercise Notice”). If NEM exercises the Right of First Opportunity, then the Parties shall execute the transaction in accordance with the ROFO Terms within five (5) days of issuance of the Exercise Notice.

If, however, (i) NEM notifies Opal in writing that it declines to exercise the Right of First Opportunity, or (ii) NEM fails to respond to Opal’s notice within the foregoing 5-day period (in which case NEM shall be deemed to have declined to exercise the Right of First Opportunity), then Opal will be free to offer or negotiate with, or solicit offers from, any Person (including any Third Party), with respect to the Non-Transportation Sale(s) that NEM has declined or has been deemed to decline.

If, however, NEM provides an alternative offer to purchase such Non-Transportation Sale(s) within the (5) five days of the issuance of the Exercise Notice (“NEM Alternate Offer”), then Opal may, in its sole discretion, either accept or reject the NEM Alternative Offer by providing written notice to NEM within five (5) days of its issuance (“Alternate Offer Exercise Notice”). If Opal elects to accept the NEM Alternate Offer, the Parties shall execute the transaction in accordance with the terms of the NEM Alternate Offer within five (5) days of Alternate Offer Exercise Notice. In the case where NEM has provided a NEM Alternate Offer that Opal declined, if Opal elects to undertake such Non-Transportation Sale(s) with any Person other than Opal itself or an Affiliate of Opal, then such Non-Transportation Sale(s) shall be on economic terms (including pricing) more favorable to Opal than those that were contemplated or referenced in the NEM Alternate Offer.

5.3 Registration and Reporting Requirements. Throughout the Term, Opal (directly or through its Affiliates) shall be responsible (at its sole cost and expense) for:

(a) Applying, obtaining and maintaining any and all applications, permits, registrations (including with respect to Pathways under the relevant Programs with respect to the underlying RNG) and other approvals or authorizations that are necessary for the generation, production, validation, Verification and issuance of all Environmental Attributes (including with respect to each Project) as required and in compliance with the relevant Program and Applicable Law with respect to all of the Environmental Attributes to be purchased and sold between the Parties hereunder;

(b) Undertaking all Third Party validation and Verification services relating to the generation, production and issuance of all Environmental Attributes (including with respect to each Project) as required and in compliance with the relevant Program and Applicable Law with respect to all of the Environmental Attributes to be purchased and sold between the Parties hereunder;

(c) Undertaking all ongoing reporting requirements associated with integrity and compliance of the Pathways under the relevant Programs with respect to the underlying RNG, including costs associated with any quality assurance plan or similar verification plan associated with Environmental Attributes (including any costs to paid to any independent auditor or verifier); and

(d) Undertaking any and all other actions (including any actions required under any Program or any Applicable Law) to ensure that all Environmental Attributes to be sold and purchased between the Parties hereunder are generated, produced, validated, Verified and issued in compliance with the relevant Program and Applicable prior to the transfer of title thereof from Opal to NEM.

5.4 Opal’s Representations and Warranties. In addition to the other representations and warranties contained herein, Opal (for itself and its Affiliates) represents and warrants to NEM throughout the Term that:

(a) Opal and its Affiliates have not (directly or indirectly) sold, traded, encumbered, remarketed, given away, claimed, Transferred or otherwise sold separately, and will not (directly or indirectly) sell, trade, remarket, give away, Transfer or otherwise sell separately, the Environmental Attributes to be sold and Transferred to NEM hereunder (or any rights, title or interest relating thereto) to any Person other than NEM;

(b) All of the RNG associated with each Project will be used in a manner that complies with the relevant Program, all Applicable Law and any relevant Pathway as necessary for the creation and the receipt of Environmental Attributes; and

(c) Opal (and its relevant Affiliates) and each Project meets the eligibility standards for registration under the relevant Program, and each Project meets the eligibility standards for the generation of Environmental Attributes under the relevant Program and Applicable Law.

5.5 Production and Sale of RNG. Subject to Opal’s compliance with the terms and conditions contained in this Article 5 and elsewhere in this Agreement, NEM hereby acknowledges and agrees that Opal shall have full and sole discretion with respect to the manner in which the RNG associated with the Opal EA Inventory is produced, marketed and sold.

5.6 Volume Nominations. On a rolling monthly basis throughout the Term (starting on the Commencement Date, and thereafter no later than ten (10) days prior to the end of each month during the Term), Opal shall provide to NEM each of the following three (3) nominations:

(a) A non-binding written nomination (the “Annual Nomination”) of all of the Environmental Attributes by type of Environmental Attribute (e.g., RINs of a particular code or LCFS Credits) that Opal (i) expects to be transferred (or otherwise issued or generated) into Opal’s Accounts, and (ii) expects to Transfer into NEM’s Accounts from Opal’s Accounts (the “Annual Nominated Volumes”), in each case with respect to each of the next twelve (12) consecutive months. By way of example, on or before December 22, 2021, Opal shall provide to NEM the data required in this Section 5.6(a) for the twelve (12) consecutive months of January 2022 through December 2022; and on or before January 22, 2022, Opal shall provide to NEM the data required in this Section 5.6(a) for the twelve (12) consecutive months of February 2022 through January 2023.

(b) A binding written nomination (the “Quarterly Nomination”) of all of the Environmental Attributes by type of Environmental Attribute (e.g., RINs of a particular code or LCFS Credits) that Opal (i) expects to be transferred (or otherwise issued or generated) into Opal’s Accounts, and (ii) expects to Transfer into NEM’s Accounts from Opal’s Accounts (the “Quarterly Nominated Volumes”), in each case with respect with respect to each of the next three (3) consecutive months. By way of example, on or before December 22, 2021, Opal shall provide to NEM the data required in this Section 5.6(b) for the months of January 2022, February 2022 and March 2022; and on or before January 22, 2022, Opal shall provide to NEM the data required in this Section 5.6(b) for the months of February 2022, March 2022, and April 2022.

(c) A binding written nomination (the “Monthly Nomination”) of all of the Environmental Attributes by type of Environmental Attribute (e.g., RINs of a particular code or LCFS Credits) that (i) Opal expects to be transferred (or otherwise issued or generated) into Opal’s Accounts, and (ii) Opal will Transfer into NEM’s Accounts from Opal’s accounts (the “Monthly Nominated Volumes”), in each case with respect to the immediately following month. By way of example, on or before December 22, 2021, Opal shall provide to NEM the data required in this Section 5.6(c) for the month of January 2022; and on or before January 22, 2022, Opal shall provide to NEM the data required in this Section 5.6(c) for the month of February 2022. To the extent that a Monthly Nomination conflicts with the previous Quarterly Nomination associated with such Monthly Nomination, the updated Monthly Nomination shall take precedence except to the extent that NEM has already entered into Customer Contracts in reliance on the Quarterly Nomination, in which event the contents of the Quarterly Nomination shall govern.

Opal hereby acknowledges and agrees that (i) NEM will use (and rely upon) the information contained in each Quarterly and Monthly Nomination (including the Nominated Volumes specified therein) to negotiate and execute Customer Contracts (subject to the provisions in Sections 7.3 and 7.5), and (ii) NEM’s decision to enter into Customer Contracts (subject to the provisions in Sections 7.3 and 7.5) and to commit to Transfer to certain volumes of Environmental Attributes as specified such Customer Contracts shall, in part, be based on NEM’s reliance upon (and the accuracy of) the information contained in each Quarterly and Monthly Nomination (including the Nominated Volumes specified therein). Additionally, Opal shall be responsible for any and all Transaction Costs associated with or resulting from any decrease in the Nominated Volumes for any particular month as specified in any subsequent Nomination. For the avoidance of doubt, NEM’s right to rely on the Nominations is limited by Opal’s right to issue Opal Directed Trades in accordance with Section 7.5 of this Agreement, provided that such reliance right shall not be so limited to the extent that NEM has already entered into Customer Contracts in reliance on such Quarterly and Monthly Nominations prior to the issuance of any such Opal Directed Trade.

Article 6
supply of offtake INVENTORY

6.1 Generally. From and after the Commencement Date and throughout the Term, (1) Opal hereby agrees to sell and Transfer to NEM (i) the Offtake Inventory, and (ii) (without duplication of the Offtake Inventory delivered by Opal to NEM) the Minimum RIN Volume and the Minimum LCFS Volume during each Quarter during the Term, and (2) NEM hereby agrees to (i) purchase and receive the Offtake Inventory from Opal and (ii) market the Environmental Attributes comprising the Offtake Inventory (except, with respect to marketing, for such Environmental Attributes subject to Index-Based Purchases and Negotiated Purchases), all in accordance with the terms and conditions of this Agreement.

6.2 Sale and Purchase of Offtake Inventory.

(a) Throughout the Term, as soon as practicable following the date on which any and all Environmental Attributes comprising the Offtake Inventory are issued, Transferred or otherwise generated into Opal’s relevant Account (but in no event later than ninety (90) days following such date), Opal shall initiate a Transfer of such Environmental Attributes from Opal’s relevant Account into NEM’s relevant Account. Opal shall endeavor to provide NEM reasonable advance notice of each Transfer Date, but (unless otherwise agreed to in advance by NEM) such Transfer Date shall occur during the month specified in the Nominations. Upon each such Transfer and NEM’s acceptance of the relevant Environmental Attributes into NEM’s relevant Account, all rights, title and interest in and to each Environmental Attribute shall transfer from Opal to NEM on the relevant Transfer Date as set out in the PTD. Upon any termination of this Agreement as a result of an Event of Default by NEM, all rights, title and interest in and to Environmental Attributes in NEM’s Accounts shall automatically revert to Opal, except that such reversion shall not apply (including upon an Event of Default by NEM) and NEM shall continue to retain title to all Environmental Attributes in NEM’s Accounts that (i) NEM has already sold (or committed to sell) to Customers pursuant to Customer Contracts, or (ii) NEM has already paid for in full via a Payment to Opal or its Affiliates (including pursuant to Index-Based Purchases and Negotiated Purchases). Upon any termination of this Agreement as a result of an Event of Default by Opal, with respect to all Environmental Attributes in NEM’s Accounts that NEM has not already paid for in full via a Payment to Opal or its Affiliates, NEM shall have the right (at its sole election and in addition to any other remedies specified in Article 11) (1) with respect to such Environmental Attributes that NEM has already sold (or committed to sell) to Customers pursuant to Customer Contracts, to pay Opal for all (or, at NEM’s election, any portion of) such Environmental Attributes at the relevant Customer Prices specified in such Customer Contracts (with such payment to be made by NEM at the time of termination as contemplated in Article 11, rather than based on the relevant Transfer Dates), and (2) with respect to any other Environmental Attributes other than those described in preceding clause (2), to pay Opal for all (but not less than all) such Environmental Attributes pursuant to Index-Based Purchases at the Index-Based Purchase Price effective on the date of termination of this Agreement (any such amounts payable by NEM pursuant to preceding clauses (1) and (2), “EA Close-Out Amounts”).

(b) Source of Offtake Inventory. As of the Commencement Date, Opal expects that substantially all of the Transfers contemplated herein from Opal’s Accounts to NEM’s Accounts will originate from Accounts owned or controlled by TruStar (as it may be renamed following the Commencement Date as contemplated in Section 18.1 below). Notwithstanding the foregoing, the Parties acknowledge and agree that such Transfers may subsequently originate from Accounts owned or controlled by Opal Affiliate(s) other than TruStar, which may result in “Opal Environmental Credit Marketing LLC” being the entity that takes delivery of substantially all of the Opal EA Inventory into its Accounts for subsequent Transfer of the Offtake Inventory to NEM as contemplated herein. Any such entity change shall not require the prior consent or approval of NEM provided that (from and after any such change) “Opal Environmental Credit Marketing LLC” or such other entity is and remains an Affiliate of Opal Fuels throughout the Term. Opal Fuels shall promptly notify NEM upon the occurrence of any such entity change. None of the foregoing shall lessen, alter or otherwise impact (i) NEM’s rights, interests, obligations and liabilities under this Agreement nor (ii) the obligations of Opal and its Affiliates under this Agreement, including with respect to Opal’s sale and Transfer of Environmental Attributes to NEM as contemplated herein. If requested by NEM, the Parties (and any other relevant Person) shall execute an amendment to (or assignment of) this Agreement to reflect the foregoing.

6.3 Minimum RIN Volume Obligation and Minimum LCFS Volume Obligation. During each Quarter during the Term, Opal shall be obligated to deliver and Transfer to NEM both the Minimum RIN Volume and the Minimum LCFS Volume. Without limiting the exclusivity provisions contained herein, Opal may satisfy its obligations under this Section 6.3 through any supply source of Environmental Attributes. For sake of clarity each RIN and LCFS Credit Transferred by Opal to NEM during any Quarter pursuant to Section 6.2 shall be applied to the Minimum RIN Volume and the Minimum LCFS Volume. By way of examples if, in a Quarter: (1) Opal Transfers [*] RINs and [*] LCFS Credits to NEM in such Quarter, then the Minimum RIN Volume obligation and the Minimum LCFS Volume obligation for such Quarter shall each be satisfied; (2) Opal Transfers [*] RINs and [*] LCFS Credits to NEM in such Contract Year, then the Minimum RIN Volume obligation shall be satisfied for such Quarter but the Minimum LCFS Volume obligation shall not be satisfied for such Quarter by [*] LCFS Credits; and (3) Opal Transfers [*] RINs and [*] LCFS Credits to NEM in such Quarter, then neither the Minimum RIN Volume obligation nor the Minimum LCFS Volume obligation shall be satisfied by [*] RINs and [*] LCFS Credits, respectively, for such Contract Year.

6.4 Volume Shortfall or Excess.

(a) If, for any reason, Opal fails to Transfer the Minimum RIN Volume in any Quarter or the Minimum LCFS Volume to NEM in any Quarter, then the difference between (1) the then-current Minimum RIN Volume minus the volume of RINs actually Transferred into NEM’s Account from Opal’s Account during such Quarter pursuant to this Agreement shall be referred to as the “Quarterly RIN Shortfall”, and (2) the then-current Minimum LCFS Volume minus the volume of LCFS Credits actually Transferred into NEM’s Account from Opal’s Account during such Quarter pursuant to this Agreement shall be referred to as the “Quarterly LCFS Shortfall.” In the event of any such shortfall, the Minimum RIN Volume or the Minimum LCFS Volume (as applicable) for the immediately following Quarter shall be automatically adjusted and increased by the Quarterly RIN Shortfall or the Quarterly LCFS Shortfall (as applicable), on a cumulative basis. Conversely, if during any of the first three (3) Quarters of a Contract Year Opal Transfers into NEM’s Accounts a volume of RINs in excess of the Minimum RIN Volume (such volume above the Minimum RIN Volume, a “Quarterly RIN Excess”) or a volume LCFS Credits in excess of the Minimum LCFS Volume (such volume above the Minimum LCFS Volume, a “Quarterly LCFS Excess”), the Minimum RIN Volumes or the Minimum LCFS Volume (as applicable) for the immediately following Quarter shall be reduced by the Quarterly RIN Excess or the Quarterly LCFS Excess (as applicable). Notwithstanding the preceding sentence, and for sake of clarity, if in the fourth (4th) Quarter of any Contract Year Opal Transfers into NEM’s Accounts an excess volume of RINs or LCFS Credits that would otherwise create a Quarterly RIN Excess or a Quarterly LCFS Excess, or if there otherwise exists any remaining Quarterly RIN Excess or Quarterly LCFS Excess at the end of any such fourth (4th) Quarter, no such excess shall be carried over or otherwise applied to the immediately following Quarter or Contract Year (i.e., the immediately following Contract Year and the first (1st) Quarter of such Contract Year).

(i) By way of illustration only, if Opal Transfers [*] RINs and [*] LCFS Credits to NEM in a Quarter (Quarter 1 of Contract Year 1), then the Minimum RIN Volume and the Minimum LCFS Volume for the immediately following Quarter (Quarter 2 of Contract Year 1) shall be adjusted and increased to [*] RINs and [*] LCFS Credits, respectively; and, if Opal Transfers [*] RINs and [*] LCFS Credits to NEM in Quarter 2 of Contract Year 1, then the Minimum RIN Volume and the Minimum LCFS Volume for the immediately following Quarter (Quarter 3 of Contract Year 1) shall be adjusted and increased to [*] RINs and [*] LCFS Credits, respectively; and if Opal Transfers [*] RINs and [*] LCFS Credits to NEM in Quarter 3 of Contract Year 1, then the Minimum RIN Volume and the Minimum LCFS Volume for the immediately following Quarter (Quarter 4 of Contract Year 1) Year shall be reduced to [*] RINs and to [*]LCFS Credits, respectively; and if Opal Transfers [*] RINs and [*] LCFS Credits to NEM in Quarter 4 of Contract Year 1, then the Minimum RIN Volume and the Minimum LCFS Volume for the immediately following Quarter (Quarter 1 of Contract Year 2) Year shall be reset to [*] RINs and to [*] LCFS Credits, respectively.

(b) If at the end of the Term or upon any early termination of this Agreement, there remains any uncured Quarterly RIN Shortfall or Quarterly LCFS Shortfall (the volume of RINs or LCFS Credits associated with such shortfall, as applicable, each a “Remaining Shortfall”) after all adjustments provided in Section 6.4(a) above, Opal shall pay to NEM an amount (each a “Shortfall Payment”) reasonably calculated by NEM as the sum of (i) the then-current Index Price per RIN or LCFS Credit (as applicable) multiplied by the applicable Remaining Shortfall multiplied by the NEM Commodity Discount plus (ii) $[*] per RIN or LCFS Credit (as applicable). Without limiting the foregoing, if this Agreement terminates due to the normal expiration of the Term as contemplated in Section 2.1, then NEM (at its sole election and in lieu of the foregoing payment by Opal) may elect to extend the Term of this Agreement for a period of time as necessary and as designated by NEM to permit Opal to Transfer RINs and LCFS Credits to NEM in a volume equal to the Remaining Shortfall. Unless the Shortfall Payments are included in the Termination Payment contemplated in Section 11.3, Opal shall make the Shortfall Payments within five (5) Business Days of Opal’s receipt of NEM’s written calculation and determination of such Shortfall Payments.

6.5 Index-Based Purchases. From and after the Commencement Date and throughout the Term, NEM shall have the right (in its sole discretion) to elect to pay for up to [*] percent ([*]%) of the then current Received Volumes on the basis of the relevant Index-Based Purchase Price (each an “Index-Based Purchase”). “Index-Based Purchase Price” means, with respect to each type of Environmental Attribute purchased by NEM from Opal pursuant to an Index-Based Purchase, the Index Price as published at the end of the relevant trading day on which NEM has elected to effectuate the Index-Based Purchase (or as published on the first trading day following such election if the date of such election is a non-trading day) (any such trading day, the “Index-Based Purchase Date”), as such price is reasonably calculated by NEM. If NEM desires to effectuate an Index-Based Purchase, then NEM shall provide Opal written notice thereof (e-mail acceptable) at least two (2) days prior to the intended Index-Based Purchase Date. If Opal fails to issue an Opal Directed Trade (with respect to the Environmental Attributes subject to such Index-Based Purchase) within two (2) days of receipt of such notice from NEM, then NEM’s election with respect to the relevant Index-Based Purchase shall be valid and binding for all purposes of this Agreement (and such Index-Based Purchase shall not be further subject to any Opal Directed Trade as contemplated in Section 7.5 or any other limitation). For the avoidance of doubt, any volumes of Environmental Attributes relating to an Index-Based Purchase shall count toward Opal’s obligations herein with respect to the Offtake Inventory (and the Minimum RIN Volume and the Minimum LCFS Volume).

6.6 Negotiated Purchases. Notwithstanding anything to the contrary contained herein and always subject to NEM’s rights in Section 6.5 and in Section 7.3, from and after the Commencement Date and throughout the Term, the Parties may agree (in writing) that NEM will pay for a portion of the Offtake Inventory and certain Received Volumes (with such relevant volumes to also be documented in writing between the Parties) on the basis of the relevant Negotiated Purchase Price (each a “Negotiated Purchase”). “Negotiated Purchase Price” means, with respect to each type of Environmental Attribute purchased by NEM from Opal pursuant to a Negotiated Purchase, the relevant price agreed to in writing between the Parties. For the avoidance of doubt, any volumes of Environmental Attributes relating to a Negotiated Purchase shall count toward Opal’s obligations herein with respect to the Offtake Inventory (and the Minimum RIN Volume and the Minimum LCFS Volume).

Article 7
SALES OF offtake INVENTORY

7.1 Sales Activity by NEM. From and after the Commencement Date and during the Term, based on the Nominations (and the Nominated Volumes specified therein) and other information made available to NEM by Opal and subject to NEM’s right to effectuate Index-Based Purchases and the Parties’ right to effectuate Negotiated Purchases, NEM shall (i) actively pursue the execution of Customer Contracts with existing and potential Eligible Customers giving primary consideration to obtaining the most favorable price and efficient execution reasonably available to NEM under the circumstances (always subject to Section 9.6 and the other terms of this Agreement), and (ii) arrange for and cause the sale and Transfer of Environmental Attributes (to the extent that such Environmental Attributes are attributable to the Environmental Attributes Transferred from Opal to NEM hereunder) to Customers pursuant to all Customer Contracts. From time to time following the Commencement Date, NEM will enter into new Customer Contracts with Customers for the sale and purchase of Environmental Attributes (or amend, renew or extend existing Customer Contracts). Opal hereby acknowledges and agrees that NEM shall have full and sole discretion with respect to the identification and selection of potential Eligible Customers, and, in the absence of applicable Opal Directed Trades, the negotiation and execution of any and all Customer Contracts (as well as any and all term sheets or letters of intent regarding same). Opal shall provide reasonable assistance and support to NEM as reasonably necessary to facilitate NEM’s negotiation and execution of, and performance under, Customer Contracts.

7.2 Timing of Customer Contracts and Index-Based Purchases. Except as otherwise contemplated herein (including with respect to Opal Directed Trades) NEM shall monetize [*] percent ([*]%) of Received Volumes within thirty (30) days of the actual Transfer Date of the relevant Environmental Attributes from Opal to NEM, with such monetization to be effectuated (at NEM’s discretion but subject to Section 9.6) via (i) NEM’s execution of Customer Contracts that contain Transfer Dates between NEM and such Customers that are within thirty (30) days of the Transfer Dates on which the relevant Environmental Attributes comprising the Received Volumes were originally Transferred into NEM’s Account from Opal’s Account, or (ii) Index-Based Purchases with Index-Based Purchase Dates that are within thirty (30) days of the Transfer Dates on which the relevant Environmental Attributes comprising the Received Volumes were originally Transferred into NEM’s Account from Opal’s Account.

7.3 NEM’s Right to Execute Forward Sales. Unless Opal Directed Trades have been previously issued with contrary written instructions from Opal to NEM, upon NEM’s receipt of each Quarterly Nomination (including the Nominated Volumes specified therein), NEM shall be permitted (but not obligated to) without Opal’s consent or approval, to freely enter into Customer Contracts for the Transfer to Customers of up to [*] percent ([*]%) of the Nominated Volumes specified in the relevant Quarterly Nomination, with such Transfers to Customers and corresponding Transfer Dates to occur during the months contemplated in such Quarterly Nomination. For the avoidance of doubt, NEM’s right to enter into forward sales with respect to any Quarterly Nomination shall always be subject to Opal’s right to issue Opal Directed Trades, in which event the volumes associated with such Opal Directed Trades shall be excluded from NEM’s performance standard under Section 7.8 (including as contemplated in Section 7.8(b)).

7.4 Delayed Customer Sales. NEM shall not enter into any Delayed Customer Sales without (i) Opal’s prior written approval, or (ii) instructions from an Opal Directed Trade. If the Parties agree to any Delayed Customer Sales, then the Parties shall work collectively to determine appropriate transaction terms for such Delayed Customer Sales, which may be different than the terms contained herein.

7.5 Opal Directed Trades. In connection with volumes of Environmental Attributes (including any Nominated Volumes) that are not already subject to existing Customer Contracts, not already subject to existing Negotiated Purchases, or that are not already subject to binding Index-Based Purchases (as contemplated in Section 6.5), Opal may (at its sole but reasonable discretion) include additional written instructions with respect to potential Customer Contracts to be entered into by NEM with respect to such Environmental Attributes, including (i) restrictions on forward sales by NEM, (ii) minimum Customer Prices to be achieved, and (iii) monetization over a longer period than the 30-day window contemplated in Section 7.2 (each an “Opal Directed Trade”). For sake of clarity, the Parties’ agreement to effectuate Opal Directed Trades shall not delay or otherwise impact the Transfer of Environmental Attributes from Opal to NEM as contemplated in Article 6.

7.6 Monthly Sales Report. No later than ten (10) days after the end of each month during the Term, NEM shall transmit to Opal a file via electronic mail (the “Monthly Sales Report”). The Monthly Sales Report shall summarize, with respect to Environmental Attributes Transferred from Opal to NEM hereunder or that are the subject of Monthly Nominated Volumes or Quarterly Nominated Volumes, the following: (i) the volume of Environmental Attributes actually Transferred by NEM to Customers pursuant to Customer Contracts with Transfer Dates that occurred during the prior month and the relevant Customer Prices associated therewith, and (ii) the volume of Environmental Attributes associated with Customer Contracts with Customer Trade Dates that occurred during the prior month, together with the scheduled Transfer Dates and the relevant Customer Prices (if then-known or determined) associated therewith. From time to time during the Term, and for informational purposes only, NEM shall also provide reports to Opal (i) comparing Customer Prices to pricing of like-kind products as published by the Oil Price Information Service (OPIS) for the relevant week, and (ii) (subject to any confidentiality obligations applicable to NEM, and without limiting the applicability of Section 9.4) showing a summary of the average pricing and volumes achieved by NEM for the same period for NEM sales of Environmental Attributes that are unrelated to the volumes of Environmental Attributes Transferred from Opal to NEM hereunder.

7.7 Failure to Transfer. If, for any reason (including due to force majeure or any other event impacting one or more Projects or the Dispensing Services), Opal fails or is unable (or anticipates that it will fail or be unable) to timely Transfer any volume of Environmental Attributes comprising the Offtake Inventory to NEM (including all or some of any Monthly Nominated Volumes or Quarterly Nominated Volumes as contemplated in any current or prior Nomination) (each a “Failure to Transfer”), then Opal shall promptly notify NEM thereof.  Opal hereby agrees that it shall be responsible for the payment and reimbursement to NEM of any direct costs or damages (including any cover damages or liquidated damages) paid or otherwise actually incurred by NEM under the relevant Customer Contract as a result of any Failure to Transfer (including when NEM has effectuated Index-Based Purchases), with such payment to be made by Opal through the calculation and application of the Transaction Costs in connection with relevant Monthly Reconciliation Payment. The Parties agree to cooperate in good faith in order to mitigate any damages to be paid or otherwise incurred by NEM under any Customer Contract as a result of a Failure to Transfer.

7.8 Customer Default under Customer Contract. The Parties hereby acknowledge and agree that if a Customer defaults under a Customer Contract (a “Customer Default”) (including an unexcused failure by such Customer to take delivery of any volume of Environmental Attributes from NEM), Opal shall not be responsible for any costs, expenses, fees, and damages incurred or paid by NEM associated with any such Customer Default. If NEM elects not to Transfer Environmental Attributes to a Customer due to a Customer Default or there occurs an unexcused failure by a Customer to take delivery of any volume of Environmental Attributes from NEM under a Customer Contract (each a “Customer Failure to Take”), then such Customer Failure to Take shall not be taken into account for the purposes of determining whether a Monthly Resell Failure has occurred so long as NEM has made the relevant Payment to Opal for such Environmental Attributes as contemplated in Section 8.1(c) on or before the applicable Payment Date as contemplated in Section 8.3.

(a) Unless waived in writing by Opal, a “Performance Failure” shall be deemed to occur with respect to NEM upon the occurrence (if at all) of either of (i) or (ii) below:

(i) Subject to the remainder of this Article 7, there occurs three (3) Monthly Resell Failures over three (3) consecutive months during the Term, or there occurs a total of six (6) Monthly Resell Failures during the Term; or

(ii) Subject to the remainder of this Article 7, during either two (2) consecutive Quarters during the Term or a total of any four (4) Quarters during the Term, the Quarterly Customer Price for such Quarter is more than [*] percent ([*]%) below both (a) the applicable Quarterly Index Price for such Quarter, and (b) the applicable Quarterly Opal Trade Price (each a “Quarterly Pricing Failure”).

(b) With respect to Section 7.8(a)(i) and the determination of any Monthly Resell Failure, the Received Volumes shall be reduced to the extent that Environmental Attributes comprising the Received Volumes are not sold or Transferred to Customers by NEM under Customer Contracts as a result of Opal’s breach or non-performance of its obligations under this Agreement (including any Event of Default by Opal or Opal’s Transfer of any Environmental Attributes that are Invalid). Additionally, for purposes of the determination of any Monthly Resell Failure, the relevant Received Volumes shall be reduced to the extent of (1) the volumes of Environmental Attributes associated with any Opal Directed Trades; (2) the volumes of Environmental Attributes associated with any Delayed Customer Sales that were not entered into in compliance with Section 7.4; and (3) the volumes of Environmental Attributes associated with a Negotiated Purchase if Opal has agreed to receive payment outside of the applicable Sale Window Date in connection with such Negotiated Purchase.

(c) In the event that Opal asserts that either a Monthly Resell Failure has occurred with respect to any month as contemplated in Section 7.8(a)(i) or that NEM has failed to meet the performance standard in Section 7.8(a)(ii) with respect to any Quarter, then (in each such case), Opal shall be required to provide NEM with written notice thereof, which notice shall include reasonable detail and support for Opal’s assertion, and the Parties shall promptly confer regarding same.  If, following NEM’s receipt of such notice, it is reasonably determined (the “Determination”) by both Parties that NEM has in fact failed to meet the relevant performance standard, then such failure shall count for purposes of Section 7.8(a)(i) and Section 7.8(a)(ii), as applicable. NEM shall have the right to contest any assertion by Opal that a Monthly Resell Failure has occurred with respect to any month as contemplated in Section 7.8(a)(i) or that NEM has failed to meet the performance standard in Section 7.8(a)(ii) with respect to any Quarter, provided, however, if such contested assertion is not resolved within thirty (30) days from the date of the Determination, it shall be presumed to be a Monthly Resell Failure or a Quarterly Pricing Failure, as applicable.

(d) If a Performance Failure has occurred as contemplated in Section 7.8(a)(i) or Section 7.8(a)(ii), then, subject to the requirements of Section 7.8(c), from and after the date on which such Performance Failure has occurred, Opal shall have the right to terminate this Agreement upon thirty (30) days’ prior written notice to NEM, provided that such termination right shall expire on the date is one hundred eighty (180) days following the date on which such Performance Failure occurred. In the event of any such termination, neither Party shall have any further liability or obligation to the other Party (other than for any amounts owed as of the termination date).

Article 8

PAYMENTS AND INVOICING

8.1 Pricing for Sales from Opal to NEM. The purchase price for all of the sales and Transfers of Environmental Attributes by Opal to NEM hereunder during each Quarter shall be as set forth in this Section 8.1, depending on the type of Environmental Attribute purchased, sold and Transferred. For sake of clarity, a Customer Price shall not be used to calculate a Payment hereunder if NEM has instead elected an Index-Based Purchase as contemplated herein or the Parties have agreed to a Negotiated Purchase, in which event the relevant Index-Based Purchase Price or the relevant Negotiated Purchase Price (as applicable) shall instead be used to calculate the relevant Payment by NEM to Opal for the relevant Environmental Attributes previously Transferred by Opal to NEM.

(a) RINS. The purchase price for RINs Transferred by Opal to NEM hereunder shall be as follows:

(i) For each of the first [*] ([*]) RINs Transferred by Opal to NEM in each Quarter, the purchase price will be the sum of (i) the relevant Customer Price, the relevant Index-Based Purchase Price (if NEM has elected an Index-Based Purchase), or the relevant Negotiated Purchase Price (if the Parties have agreed to a Negotiated Purchase) (as applicable) multiplied by (ii) 1 minus the NEM Commodity Discount minus (iii) $[*] per RIN; and

(ii) For each additional RIN above and beyond the first [*] ([*]) RINs Transferred by Opal to NEM in each Quarter, the purchase price will be the sum of (i) the relevant Customer Price, the relevant Index-Based Purchase Price (if NEM has elected an Index-Based Purchase), or the relevant Negotiated Purchase Price (if the Parties have agreed to a Negotiated Purchase) (as applicable) multiplied by (ii) 1 minus the NEM Commodity Discount.

(b) LCFS Credits. The purchase price for LCFS Credits Transferred by Opal to NEM hereunder shall be as follows:

(i) For each of the first [*] ([*]) LCFS Credits Transferred by Opal to NEM in each Quarter, the purchase price will be the sum of (i) the relevant Customer Price, the relevant Index-Based Purchase Price (if NEM has elected an Index-Based Purchase), or the relevant Negotiated Purchase Price (if the Parties have agreed to a Negotiated Purchase) (as applicable) multiplied by (ii) 1 minus the NEM Commodity Discount minus (iii) $[*] per LCFS Credit; and

(ii) For each additional LCFS Credit above and beyond the first [*] ([*]) LCFS Credits Transferred by Opal to NEM in each Quarter, the purchase price will be the sum of (i) the relevant Customer Price, the relevant Index-Based Purchase Price (if NEM has elected an Index-Based Purchase), or the relevant Negotiated Purchase Price (if the Parties have agreed to a Negotiated Purchase) (as applicable) multiplied by (ii) 1 minus the NEM Commodity Discount.

(c) Pricing for Customer Failure to Take. As used in Section 8.1(a) and Section 8.1(b), in the context of any Customer Failure to Take, the “relevant Customer Price” to be paid by NEM to Opal means the original Customer Price (i) specified under the Customer Contract to which such Customer Failure to Take relates and (ii) that NEM would have received from the relevant defaulting Customer but for the occurrence of the relevant Customer Failure to Take, unless the Parties have agreed to a Negotiated Purchase, in which event the relevant Negotiated Purchase Price shall be payable by NEM to Opal (in lieu of such original Customer Price).

(d) Other Environmental Attributes. With respect to the purchase price to be paid by NEM to Opal for Environmental Attributes other than RINs or LCFS Credits, the Parties will agree in writing as to such purchase price, provided, however the Commodity Discount for such purchase price shall not exceed [*] ([*]%).

8.2 NEM Commodity Discount. For any Quarter, if the Quarterly Customer Price for a particular type of Environmental Attribute is both more than (i) [*] ([*]%) below the relevant Quarterly Index Price for the same type of Environmental Attribute for such Quarter and (ii) below the Quarterly Opal Trade Price for the same type of Environmental Attribute for such Quarter, then the NEM Commodity Discount shall be reduced to [*] percent ([*]%) for such Quarter with respect to such type Environmental Attribute only and shall remain at [*]percent ([*]%) until NEM achieves average pricing in a subsequent Quarter for such type of Environmental Attribute that is [*] percent ([*]%) (or less) below either (i) the Quarterly Index Price for such type of Environmental Attribute for such Quarter or (ii) the Quarterly Opal Trade Price for such type of Environmental Attribute for such Quarter, in which event the NEM Commodity Discount shall be reset to [*] percent ([*]%).

8.3 Payment.

(a) NEM shall remit payment (each a “Payment”) to Opal for the relevant Environmental Attributes previously Transferred by Opal to NEM, in accordance with the pricing described in Section 8.1, on the following dates (as applicable) (each a “Payment Date”): (i) within three (3) Business Days of the Transfer Date on which NEM Transfers Environmental Attributes to Customers pursuant to a Customer Contract, (ii) with respect to any Customer Failure to Take, prior to the last day of the relevant Customer Default Cure Period, (iii) with respect to any Index-Based Purchase, within three (3) Business Days of the relevant Index-Based Purchase Date, or (iv) with respect to any Negotiated Purchase, within three (3) Business Days of the relevant trade date for such Negotiated Purchase (or such other payment date mutually agreed upon between the Parties).

(b) Within ten (10) Business Days after the last day of each month during the Term, NEM will calculate and provide to Opal a statement (the “Monthly Statement”) and appropriate supporting documentation reconciling all payments with respect to such month (the “Monthly Reconciliation Payment”), which Monthly Reconciliation Payment may be owed by NEM or Opal (as applicable).

(c) The Monthly Reconciliation Payment will equal the net of the following amounts:

(i) Any remaining amounts owed by NEM for Environmental Attributes sold and Transferred to NEM by Opal under this Agreement during the relevant month, in accordance with Section 8.3(a);

(ii) Any and all Transaction Costs payable by Opal to NEM associated with the relevant month; and

(iii) Any other amounts, adjustments or corrections to amounts payable by one Party to the other Party under this Agreement associated with the relevant month.

(d) The owing Party shall pay the Monthly Reconciliation Payment to the other Party within five (5) Business Days from the date on which the relevant Monthly Statement is issued by NEM. Subject to Section 8.4(e), the owing Party shall remit payment without offset, counterclaim or deduction of any kind via wire transfer of immediately available (same day) federal funds in U.S. dollars to such bank account as directed in writing by the other Party. Interest shall accrue on late payments hereunder at the Interest Rate from the date that payment is due until the date that payment is actually received by the Party to whom it is owed.

(e) If Opal is the owing Party and it disputes in good faith the accuracy of the Monthly Reconciliation Payment (or any portion thereof) as set forth in the Monthly Statement, then Opal shall pay such amount as it in good faith believes to be correct (in accordance with Section 8.4(c)) and provide prompt written notice to NEM stating the reasons why the remaining disputed amount is incorrect, along with supporting documentation acceptable in industry practice. In the event that the Parties are unable to resolve such dispute, either Party may pursue any remedy available at law or in equity to enforce its rights under this Agreement. In the event that it is determined or agreed that Opal must or will pay the disputed amount, Opal shall pay interest from and including the original payment due date until, but excluding, the date the disputed amount is received by NEM, at the Interest Rate.

(f) Unless otherwise indicated in writing by Opal Fuels, all payments to be made by NEM hereunder shall be made to a bank account designated in writing by Opal Fuels. Opal Fuels shall, at its sole discretion, elect to allocate (if at all) such payments amongst its Affiliates. Without limiting Opal’s right to dispute amounts paid or to be paid by NEM hereunder as contemplated herein, (1) each of Opal Fuels and TruStar hereby acknowledge and agree (for themselves and for each of their Affiliates) that a payment made by NEM hereunder to Opal Fuels (or such other Person designated by Opal Fuels) shall fully satisfy NEM’s obligations with respect to that payment, even if such payment is made to an account solely controlled by Opal Fuels (or such other Person designated by Opal Fuels), and (2) each of Opal Fuels and TruStar (for themselves and for each of their Affiliates) hereby waives any claims against NEM based on a theory that NEM failed to make a payment to Opal or any Affiliate of Opal hereunder by making such payment into the account designated by Opal Fuels (including if such account is solely controlled by Opal Fuels or such other Person designated by Opal Fuels).

(g) Opal Fuels shall be jointly and severally liable for any payments required to be made by Opal or any of its Affiliates to NEM as contemplated in this Agreement, including any Monthly Reconciliation Payments and any Termination Payment.

8.4 Payment Instructions. Until and unless otherwise indicated in writing by a Party, payments due by a Party hereunder shall be made to the other Party as follows:

(a) Payments to Opal.

Pay: JPMorgan Chase Bank NA

For the Account of: TruStar Energy LLC

Account No./CHIPS UID: 170268860

Fed. ABA No.: 021000021

(b) Payments to NEM.

Wire Transfer:

Pay: Bank of America

For the Account of: NextEra Energy Marketing, LLC

Account No./CHIPS UID: 3751227650

Fed. ABA No.: 026-00-9593

ACH Transfer:

Pay: Bank of America

For the Account of: NextEra Energy Marketing, LLC

Account No.: 3751227650

Fed. ABA No.: 111-00-0012

Article 9

REPRESENTATIONS AND WARRANTIES; ACKNOWLEDGMENTS

9.1 Representations and Warranties. In addition to the other representations and warranties set forth elsewhere in this Agreement, each Party hereby represents and warrants to the other Party as of the Execution Date and (with the exception of Section 9.1(d), which shall only be made as of the Execution Date) throughout the Term that:

(a) It is duly organized, validly existing and in good standing under the laws of Delaware.

(b) It has the requisite power and authority to enter into this Agreement and each transaction hereunder, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.

(c) This Agreement has been duly executed and delivered by such Party and constitutes the valid and binding obligations of such Party, enforceable against it in accordance with its terms.

(d) As of the Execution Date, no litigation, action, investigation, event, or proceeding is pending or, to its knowledge is threatened, by any Person or Governmental Authority against such Party that could reasonably be expected to prevent or hinder such Party from performing its obligations hereunder.

(e) No bankruptcy-related proceedings have been commenced or are continuing with respect to it.

(f) It is not relying upon any representations of any other Party other than those expressly set forth in this Agreement.

(g) It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice) this Agreement and any transaction, understands and accepts the terms, conditions and risks of this Agreement and each transaction entered into by the Parties hereunder.

(h) The other Party (i) is acting solely in the capacity of an arm’s-length contractual counterparty with respect to this Agreement, and (ii) is not acting as a financial advisor or fiduciary or in any similar capacity with respect to this Agreement.

(i) As to Opal Fuels only, Opal Fuels has all of the power and authority (including corporate authority) necessary to require and cause its Affiliates (including TruStar, Opal Environmental Credit Marketing LLC, and Opal Construction LLC) to undertake and timely perform all of the obligations, covenants, and other actions contemplated herein to the extent applicable to Opal and its Affiliates.

(j) As to NEM only, NEM shall maintain sufficient trading capacity, credit capacity and personnel on a general basis to execute and perform the transactions contemplated by this Agreement and to otherwise perform its obligations under this Agreement.

9.2 Additional Opal Representations and Warranties. In addition to the other representations and warranties set forth elsewhere in this Agreement, Opal represents and warrants to NEM on each Transfer Date between NEM and Opal that:

(a) Opal conveys good title to each and every Environmental Attribute that it sells and Transfers to NEM hereunder, free and clear of any liens, security interests, and encumbrances or any interest in or to any such Environmental Attribute by any Person (other than NEM).

(b) Each Environmental Attribute sold and Transferred to NEM hereunder is valid under (and otherwise compliant with) the relevant Program and other Applicable Law.

(c) Opal shall refrain (and shall cause its Affiliates to refrain) from engaging in any conduct that would result in any Environmental Attribute to become Invalid or otherwise result in a violation of the relevant Program.

(d) With respect to RINs, each RIN sold and Transferred to NEM hereunder is of the code and generation year specified in the relevant PTD and has not been retired.

(e) Neither Opal, nor any of its Affiliates or their respective customers or the Person that owns the project(s) (including any Project) producing the RNG that is the basis for the generation of the Environmental Attributes to be sold and Transferred to NEM hereunder, has claimed (or will be entitled to claim) directly or indirectly, including on any voluntary or mandatory greenhouse gas registry program, any such Environmental Attributes as anything other than sold and Transferred to NEM hereunder.

9.3 WARRANTY DISCLAIMER. EXCEPT FOR THE EXPRESS WARRANTIES SPECIFICALLY SET FORTH IN THIS AGREEMENT (INCLUDING IN SECTIONS 5.1, 5.4, 9.1 AND 9.2), OPAL DOES NOT MAKE, AND HEREBY DISCLAIMS, ANY AND ALL OTHER EXPRESS OR IMPLIED WARRANTIES, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT AND TITLE, AND ANY WARRANTIES ARISING FROM A COURSE OF DEALING, USAGE, OR TRADE PRACTICE.

9.4 Notification of Certain Events. Each Party shall give prompt notice to the other Party if any of the following occurs: (i) there has been a material failure of a Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; (ii) receipt by a Party of any material notice or other communication from any Governmental Authority in connection with this Agreement; (iii) the occurrence of any Event of Default as to such Party; or (iv) the commencement or threat, in writing, of any material action or material proceeding against such Party (or any of its Affiliates) in connection with such Party’s (or such Affiliate’s) business or operations that is reasonably likely to have a material adverse effect on such Party’s ability to perform its obligations under this Agreement. Additionally, Opal shall give prompt notice to NEM (i) upon receipt by Opal or any of its Affiliates of any material notice or other communication from any Governmental Authority in connection with a Project or the Dispensing Services that could be reasonably expected to impact (or potentially impact) Opal’s obligations hereunder or (ii) any event that could reasonably be expected to impact Opal’s supply of Environmental Attributes to NEM under this Agreement.

9.5 Opal Acknowledgment. Without limiting the obligations of NEM under this Agreement (including pursuant to Section 7.1), Opal hereby acknowledges and agrees that:

(a) NEM may, from time to time, deal with prospective Environmental Attributes suppliers or purchasers or pursue trading or hedging strategies in connection with aspects of NEM’s business (including with respect to Environmental Attributes) that are unrelated to this Agreement, and that such transactions and trading or hedging strategies may be different from or opposite to those being pursued by Opal or as otherwise contemplated in this Agreement;

(b) Nothing in this Agreement is to be construed to prevent NEM or any of its Affiliates in any way from the purchase, sale or dealing in Environmental Attributes, RNG, Low Carbon Fuel, or any other commodity or energy product, or from the development, ownership or operation of any RNG or Low Carbon Fuel project or facility, in each case for its or their own account or for the account of Third Parties, whether prior to, simultaneously with, or subsequent to any transaction under this Agreement; and

(c) Opal is entering into this Agreement and each transaction hereunder as principal and that NEM is not acting as an agent or fiduciary of, or financial, regulatory or business advisor to, Opal.

(d) Additionally, Opal acknowledges the existence of potential conflicts of interest between NEM and Opal that may arise due to NEM’s other market activities. Opal has entered into this Agreement with a full understanding of the material terms and risks associated therewith; and Opal has made its decisions based upon its own judgment and having consulted with and in reliance on its own advisors.

9.6 NEM Acknowledgement. Subject to NEM’s right to elect to effectuate Index-Based Purchases as provided herein, NEM hereby represents and acknowledges that it will actively pursue the execution of Customer Contracts with existing and potential Eligible Customers giving primary consideration to obtaining the most favorable price and efficient execution reasonably available under the circumstances. NEM hereby agrees to perform its obligations hereunder in a manner that is generally consistent with how NEM regularly performs similar obligations with similarly situated Third Parties in similar situations and under similar agreements.

Article 10

[reserved]

Article 11

EVENTS OF DEFAULT; RIGHTS AND REMEDIES

11.1 Events of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default” with respect to a Party (such Party being the “Defaulting Party”):

(a) Failure to Pay. A Party fails to pay any undisputed amount hereunder on the date such amount is due and such failure continues for a period of five (5) Business Days following receipt by the non-paying Party of written notice from the other Party of such failure. For this purpose, as to Opal, the foregoing includes any failure by Opal Fuels to cause any Affiliate of Opal to pay any undisputed amounts owed by such Affiliate to NEM hereunder.

(b) Obligation and Covenant Breaches. A Party fails to perform in all material respects, keep or observe in all material respects, or otherwise materially breaches its obligations or any covenant hereunder (including, as to Opal, it’s covenants and obligations relating to exclusivity under Section 3.1) and such breach continues for a period of fifteen (15) Business Days from the occurrence thereof. For this purpose, as to Opal, the foregoing includes any failure by Opal Fuels to cause any of its Affiliates to perform in all material respect or keep or observe in all material respects any obligation or covenant applicable to Opal hereunder, or the material breach by any Affiliate of Opal Fuels of any obligation or covenant applicable to Opal hereunder.

(c) Misrepresentations. A Party breaches any representation or warranty made or repeated or deemed to have been made or repeated by such Party in any material respect, and, if such breach is curable, such breach is not cured to the reasonable satisfaction of the other Party within fifteen (15) Business Days from the date that the breaching Party receives written notice from the other Party of such breach.

(d) Bankruptcy. A Party becomes or is Bankrupt. For this purpose, “Party” as to Opal means Opal Fuels, TruStar, Opal Environmental Credit Marketing LLC, Opal Construction LLC, or the ultimate parent of Opal Fuels.

For purposes of this Section 11.1, Opal hereby waives any defense (and hereby agrees to not assert any defense) against any claim by NEM that an Event of Default has occurred with respect to Opal hereunder to the extent that such defense is based on a theory that an Affiliate of Opal (and not Opal Fuels or TruStar) caused such Event of Default or otherwise took (or failed to take) certain actions that gave rise to such Event of Default.

11.2 Termination and Remedies. Upon the occurrence of an Event of Default, the other Party (the “Performing Party”) may in its sole discretion do any or all of the following: (i) immediately terminate this Agreement and declare that the remaining transactions hereunder are also terminated, (ii) pursue any and all rights and remedies available to the Performing Party hereunder, at law or in equity, (iii) suspend the performance of its obligations until the Event of Default has been cured to the Performing Party’s reasonable satisfaction; or (iv) if NEM is the Performing Party, exercise its rights and remedies as set forth in Section 11.3.

11.3 NEM Remedies.

(a) Termination Payment. If NEM elects to terminate this Agreement due to an Event of Default by Opal, then NEM shall have the right to calculate a payment (the “Termination Payment”) as set forth below, which shall become payable by Opal within two (2) Business Days of the effective date of termination of this Agreement. NEM shall calculate the Termination Payment by (i) determining the Accelerated Payment (as defined below) payable by Opal; (ii) determining any Shortfall Payments payable by Opal (without duplicating any amounts in the Accelerated Payment); and (iii) aggregating the foregoing amounts in clauses (i) and (ii) to a single liquidated amount payable by Opal. NEM shall promptly notify Opal of the Termination Payment due from Opal. At its discretion, NEM shall be entitled to net or set off any amounts due from NEM to Opal hereunder (including, if applicable, any EA Close-Out Amounts) against the Termination Payment (and any other amounts) due from Opal; and if such netting or set off results in a netted amount owed by NEM to Opal, then NEM shall pay such netted amount to Opal within five (5) Business Days of the effective date of termination of this Agreement.

(b) Accelerated Payment. If NEM elects to terminate this Agreement due to an Event of Default by Opal, then NEM shall calculate (without duplication) (i) the remaining portion (if any) of the Minimum RIN Volume and the Minimum LCFS Volume for the relevant Quarter in which such termination occurs that Opal has not Transferred to NEM as of the effective date of termination, (ii) if such termination occurs within ninety (90) days of the end of the Initial Term or the then-current Renewal Term and neither Party had previously elected to not renew this Agreement as contemplated in Section 2.1, the Minimum RIN Volume and the Minimum LCFS Volume for each of the four (4) Quarters in the immediately following Renewal Term, and (iii) if such termination occurs during the Initial Term, the Minimum RIN Volumes and the Minimum LCFS Volumes for all of the remaining Quarters in the Initial Term (together, the “Remaining Contract Volume”). NEM shall calculate the amount of the payment to be made by Opal to NEM (the “Accelerated Payment”) as the sum of: (i) the then-current Index Price per RIN or LCFS Credit (as applicable) multiplied by the Remaining Contract Volume (by type of Environmental Attribute) multiplied by the NEM Commodity Discount plus (ii) $[*] per RIN or LCFS Credit (as applicable).

Article 12

LIMITATIONS ON LIABILTY

12.1 Limitations on Liability. Except for the Parties’ indemnification obligations with respect to claims of Third Parties and any Invalid EA Claim, the Parties’ liability for damages hereunder is limited to direct, actual damages only and neither Party shall be liable to the other party for specific performance, lost profits or other business interruption damages, or special, consequential, punitive, exemplary or indirect damages, in tort, contract or otherwise, of any kind, arising out of or in any way connected with the performance, the suspension of performance, the failure to perform or the termination of this Agreement. Each Party acknowledges its duty to mitigate damages hereunder.

Article 13

change in applicable law; TAXES

13.1 Change in Applicable Law. In the event that, from and after the Execution Date, a Governmental Authority materially changes or updates any Applicable Law that results in an adverse impact (A) in respect of the costs or benefits of this Agreement to either Party or (B) to either Party’s ability to comply with any Applicable Law, then, promptly upon written request by the affected Party, the Parties shall promptly enter into good faith negotiations to amend this Agreement to maintain the original intent and economic position of each Party hereunder. If, after sixty (60) days of the initiation of such negotiations, the Parties cannot resolve to their mutual satisfaction a mutually agreeable solution to the relevant change in Applicable Law, then either Party may terminate this Agreement with ten (10) Business Days’ written notice to the other Party, following which neither Party shall have any further liability or obligation to the other Party (other than for any amounts owed as of the date of such termination). Additionally, upon the occurrence of any Prohibitive Action, either Party shall have the right to terminate this Agreement with ten (10) Business Days’ written notice to the other Party, following which neither Party shall have any further liability or obligation to the other Party (other than for any amounts owed as of the date of such termination).

13.2 Taxes. Each Party shall bear its own Taxes payable in connection with this Agreement and the transactions contemplated hereunder (including each Transfer of Environmental Attributes from Opal to NEM). If a Party is required to remit or pay Taxes that are the other Party’s responsibility to remit or pay under Applicable Law, the Party responsible to remit or pay such Taxes under Applicable Law shall promptly indemnify the other Party for such Taxes and promptly reimburse the other Party for such amounts. The Parties agree to cooperate in order to minimize any tax liability to the extent legally permissible.

Article 14

NOTICES

14.1 Notices in Writing. Any notice, demand or document that a Party is required or may desire to give hereunder, except to the extent specifically provided otherwise herein, must be (i) in writing and (ii) given by personal delivery, overnight courier, or U.S. mail registered or certified mail, return receipt requested, with the postage prepaid and properly addressed or communicated to such Party at its address set forth below, or at such other address as either Party may have furnished to the other by notice given in accordance with this Section 14.1. Other than notices relating to an Event of Default, termination of this Agreement, indemnification, assignment and disputes, notice may also be given by electronic mail at such e-mail address as is typically used for such type of matter in the conduct of the recipient’s business. Any notice delivered or made by personal delivery, overnight courier, facsimile, or U.S. mail will be deemed to be given on the date of actual delivery as shown by the receipt for personal delivery or overnight courier delivery, the addresser’s machine confirmation for facsimile delivery, or the registry or certification receipt for registered or certified mail.

If to NEM:

NextEra Energy Marketing, LLC

700 Universe Boulevard

Juno Beach, FL 33408

Attention: [·]

Email Address: [·]

With a copy to:

NextEra Energy Marketing, LLC

700 Universe Boulevard

Juno Beach, FL 33408

Attention: Legal Department

If to Opal:

Opal Fuels LLC

One North Lexington Avenue

White Plains, New York 10601

E-Mail: noticeofficer@opalfuels.com

Attention: General Counsel

Article 15

INDEMNIFICATION

15.1 Indemnification Obligations. Each Party (“Indemnifying Party”) shall indemnify the other Party and each of its assignees, officers, directors, employees, representatives, attorneys and agents from and hold each of them harmless against any and all liabilities, obligations, losses, damages, penalties, Claims (including any Claim made by a Third Party or a Governmental Authority), actions, judgments, suits, costs, expenses and disbursements incurred by any of them to the extent caused by or arising out of (i) any Event of Default by the Indemnifying Party; (ii) the Indemnifying Party’s failure to comply with Applicable Law; (iii) the Indemnifying Party’s negligence or willful misconduct; or (iv) any Invalid EA Claim or Opal’s Transfer to NEM of any Invalid or deficient Environmental Attributes, in which either case Opal shall be the Indemnifying Party.

15.2 Invalid EA Claims. The Parties shall consult with each other and coordinate how to handle and resolve any Claims made by a Customer against NEM under any Customer Contract for any Environmental Attributes that are Invalid (an “Invalid EA Claim”). NEM shall reasonably consider in good faith any proposals timely offered by Opal for resolving Invalid EA Claim, considering the facts and circumstances involved; provided, however, that NEM shall retain the sole discretion to resolve or compromise any such Invalid EA Claim. Opal’s right to offer proposals and suggestions regarding the potential settlement of any Invalid EA Claim (if applicable) shall not relieve or alter Opal’s liability and obligation to indemnify and fully reimburse NEM for such Invalid EA Claim.

Article 16

NATURE OF THE TRANSACTION AND RELATIONSHIP OF PARTIES

16.1 Relationship of the Parties. This Agreement shall not be construed as creating a partnership, or joint venture between the Parties. It is understood that NEM is an independent contractor with complete charge of its employees and agents in the performance of its duties hereunder, and nothing herein shall be construed to make NEM, or any employee or agent of NEM, an agent or employee of Opal.

16.2 No Authority. Except as expressly provided herein, neither Party shall have the right or authority to negotiate, conclude or execute any contract or legal document with any third person; to assume, create, or incur any liability of any kind, express or implied, against or in the name of the other; or to otherwise act as the representative of the other Party, unless expressly authorized in writing by the other Party.

Article 17

GOVERNING LAW AND JURISDICTION

17.1 Choice of Law. This Agreement and the rights and duties of the Parties will be governed by, construed in accordance with and enforced under the laws of the State of New York without giving effect to its conflicts of laws principles (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law).

17.2 Jurisdiction. With respect to any litigation or other dispute (based hereon, or arising out of, under or in connection with this Agreement), each Party hereby irrevocably submits to the exclusive jurisdiction of any federal court of competent jurisdiction situated in New York, New York, or, if any federal court declines to exercise or does not have jurisdiction, in any New York state court in New York, New York, and to service of process by certified mail, delivered to the Party at the address indicated herein. Each Party hereby irrevocably waives, to the fullest extent permitted by law, any objection to personal jurisdiction, whether on grounds of venue, residence or domicile.

17.3 Waiver of Jury Trial. Each Party hereby knowingly, voluntarily and intentionally waives the right either of them may have to a trial by jury in respect of any litigation based hereon, or arising out of, under or in connection with this Agreement.

Article 18

MISCELLANEOUS

18.1 Assignment.

(a) Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed). Any purported assignment in contraventions of this Section 18.1 shall be null and void and the non-assigning Party shall not be obligated to recognize the purported assignment of this Agreement. Unless otherwise agreed in advance by the non-assigning Party, all assignees shall be required to agree in writing to be bound by the terms and conditions of this Agreement. This Agreement will be binding on, and inure to the benefit of any permitted assign or successor of the assigning Party.

(b) Notwithstanding Section 18.1(a), without the consent of NEM, but with prior written notice to NEM, Opal may collaterally assign its rights and benefits under this Agreement (for security purposes or as collateral) to a Financing Party from which Opal obtains financing. In connection with any such permitted collateral assignment, and if requested by the Financing Parties, NEM shall reasonably consider (and hereby agrees to not unreasonably withhold) the execution by NEM of a collateral assignment consent agreement to be entered into by Opal, NEM and Opal’s Financing Parties to the extent that such agreement is limited to NEM recognizing and consenting to (i) Opal’s collateral assignment of its rights and benefits under this Agreement as contemplated in the preceding sentencing and (ii) the relevant Financing Parties’ rights to be notified of, and allowed to cure, any breach or Event of Default under this Agreement by Opal. Opal shall reimburse NEM for its reasonable, out-of-pocket third-party legal expenses incurred in connection with reviewing any such agreement or any such due diligence efforts. In no case shall any such rights and terms of a collateral assignment consent agreement described in this Section 18.1(b) materially adversely affect any of NEM’s commercial rights or obligations under this Agreement.

(c) The Parties acknowledge and agree that, following the Execution Date, TruStar may change its name to “Opal Construction LLC” or such other name selected by TruStar or Opal Fuels, and such name change shall not require the prior consent or approval of NEM provided that (from and after any such name change) the renamed entity is and remains an Affiliate of Opal Fuels throughout the Term. TruStar and Opal Fuels shall promptly notify NEM of any such name change. Upon such name change becoming effective, all references in this Agreement to “TruStar” shall refer to “Opal Construction LLC” or such other name selected by TruStar or Opal Fuels. None of the foregoing shall lessen, alter or otherwise impact (i) NEM’s rights and interests under this Agreement nor (ii) the obligations of Opal and its Affiliates under this Agreement, including with respect to Opal’s sale and Transfer of Environmental Attributes to NEM as contemplated herein. If requested by NEM, the Parties (and any other relevant Person) shall execute an amendment to this Agreement to reflect the foregoing name change. The transactions contemplated by this Section 18.1(c) shall not be an assignment or transfer of this Agreement subject to the consent requirements of Section 18.1(a).

18.2 Forward Contract. The Parties intend that (i) each purchase and sale of Environmental Attributes hereunder shall constitute a “forward contract” under section 101(25) and a “swap agreement” under section 101(53B) of the U.S. Bankruptcy Code protected by, inter alia, section 556 and section 560 of the Bankruptcy Code, (ii) each transaction hereunder and this Agreement constitutes a “master netting agreement” under section 101(38A) of the U.S. Bankruptcy Code and that each Party constitutes a “master netting agreement participant” under section 101(38B) of the Bankruptcy Code, and (iii) the rights in Article 11 of this Agreement include the rights referred to in section 561(a) of the U.S. Bankruptcy Code.

18.3 Alternate Index. If an index used to calculate a price hereunder (“Original Index”) ceases to be published or is not published for any period applicable to calculation of such price, the Parties shall in good faith meet and promptly agree on a replacement index within ten (10) Business Days after the date the Original Index ceases to be published. Such replacement index will be as comparable as possible to the Original Index specified in this Agreement.

18.4 Survival. Termination or expiration of this Agreement will not affect any rights or obligations that may have accrued prior to termination. The obligations of each Party that expressly survive termination, are required to take effect on or give effect to termination or the consequences of termination or which by their very nature must survive termination, will continue in full force and effect notwithstanding termination of this Agreement.

18.5 Entire Agreement; Amendments. This Agreement, the Exhibit(s) and each transaction hereunder constitute the entire agreement of the Parties regarding the matters contemplated herein and therein and supersede all prior oral or written agreements and understandings between the Parties with respect to the subject matter hereof and thereof, and there are neither understandings nor commitments not expressly set forth herein or therein. This Agreement may not be altered, amended, modified or otherwise changed in any respect except in writing duly executed by an authorized representative of each Party.

18.6 Severability. If at any time any court of competent jurisdiction declares that any provision of this Agreement is illegal, invalid or unenforceable in any respect under any Applicable Law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the Applicable Law of any other jurisdiction will, in any way, be affected or impaired. The Parties will negotiate in good faith with a view to reform this Agreement in order to give effect to the original intention of the Parties and produce as nearly as is practicable in all the circumstances the appropriate balance of the commercial interests of the Parties. The failure to agree upon such provisions for any reason or no reason will not be considered a breach of this Agreement.

18.7 Waiver and Cumulative Remedies. No failure to exercise, nor any delay in exercising, any right, power or remedy under this Agreement or provided by Applicable Law is to operate as a waiver, nor will any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies (provided by Applicable Law or otherwise). Any waiver of any breach of this Agreement will not be deemed to be a waiver of any subsequent breach.

18.8 No Third-Party Beneficiaries. There are no third party beneficiaries to this Agreement and the provisions of this Agreement will not impart any legal or equitable right, remedy or Claim enforceable by any Person, firm or organization, other than the Parties.

18.9 Compliance with Law. Each Party undertakes and covenants to the other Party that it will comply in all material respects with all Applicable Laws to which it may be subject in connection with the performance of any obligation or exercise of any rights under this Agreement. Each Party shall maintain all records required to be maintained in order to comply with Applicable Law.

18.10 Audit Rights. Subject to Section 18.11, NEM agrees that Opal shall have the right to review (upon reasonable advance notice to NEM) the following Customer-related records and documentation in NEM’s possession for the purpose of verifying NEM’s calculation of the Monthly Reconciliation Payment: (1) invoices sent by NEM to Customers pursuant to Customer Contracts, and (2) copies of Customer Contracts (each of the foregoing subject to the confidentiality provisions contained in the relevant Customer Contract(s)). If any such examination reveals any material inaccuracy in any invoice, the necessary adjustments in such invoice and the payments will be promptly made together with interest at the Interest Rate, if applicable, from the original date of payment. No adjustment for any invoice or payment will be made unless objection to its accuracy was made prior to the lapse of two (2) years from the date that the disputed invoice was delivered.

18.11 Confidentiality; Announcements. (a) Subject to the remaining provisions of this Section 18.11, each Party agrees, for itself, its Affiliates, and its Representatives (defined below), to not disclose Confidential Information to Third Parties or use the Confidential Information for any purpose not contemplated by this Agreement except when (i) required to be disclosed to effect the performance under the Agreement (provided that the disclosing Party shall (i) notify the other Party in advance of any such disclosure specifying the reasons for such disclosure, and (ii) redact, to the maximum extent permitted under the circumstances, the terms of this Agreement prior to any such disclosure and submit to the other Party the proposed redacted version of this Agreement prior to any such disclosure), (ii) necessary to enforce a Party’s rights under the Agreement, (iii) required to be disclosed by a Party to lenders, underwriters, financial institutions, or insurers in connection with any financing, (iv) required by regulations to be reported or filed, or (v) required to be disclosed to auditors, provided that the Party disclosing such Confidential Information shall seek such confidentiality provisions as may reasonably be obtained from such Third Parties to safeguard against further disclosures. This confidentiality obligation will expire two (2) years past the expiration or termination of this Agreement. “Representatives” means the principals, directors, members, officers, employees, attorneys, consultants and advisors of the receiving Party or its Affiliates, to whom disclosure is reasonably necessary in connection with this Agreement.

(b) The receiving Party, its Affiliates, and its Representatives shall not disclose any Confidential Information to any Third Party without the prior written consent of the disclosing Party unless requested or required by a governmental authority or self-regulatory organization or as permitted in accordance hereof, except that a Party may disclose Confidential Information to any Affiliate, Representative, current or future financing sources, or potential purchaser of the Party and its parent or affiliated entities without such prior written consent, provided that the receiving Party (i) must require any of the foregoing Person(s) to agree to treat the Confidential Information in accordance with this Agreement, and (ii) shall be liable to the disclosing Party for any breach of confidentiality by any of the foregoing Person(s) with respect to Confidential Information.

(c) In the event any Party is requested or required to disclose such Confidential Information by law or by a court, agency, or other governing body having or purporting to have jurisdiction over the Party, to the extent permitted by law such Party must notify the other Party prior to any disclosure so as to allow the other Party to resist such disclosure before the governing body or to seek appropriate protection from further disclosure.

(d) Always subject to Section 12.1, the Parties agree that disclosure of Confidential Information in breach of the confidentiality provisions of this Agreement constitutes an irreparable injury and that injunctive relief is an appropriate remedy to prevent the unwarranted disclosure of any Confidential Information.

18.12 Further Assurances. Subject to the provisions of this Agreement, the Parties will, from time to time, do all acts and things and execute and deliver all such further documents and instruments, as the other Party may reasonably require to effectively carry-out the full intent and meaning of this Agreement.

18.13 Exhibits. The following Exhibits are attached to this Agreement and are incorporated into this Agreement by reference and made a part of this Agreement for all purposes:

Exhibits:

Exhibit A Description of Contracted Inventory

18.14 Drafting. The Parties acknowledge that each Party and its counsel has reviewed and revised this Agreement, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation, application or enforcement of this Agreement.

18.15 Interpretation. Unless the context otherwise requires or except where specifically stated otherwise, in this Agreement: (i) words using the singular or plural number also include the plural or singular number, respectively; (ii) references to a provision of Applicable Law or Applicable Laws generally are references to that provision or Applicable Laws generally, as may be amended, extended or re-enacted from time to time; (iii) references to “days,” “months” and “years” mean calendar days, months and years, respectively, and a “day” consists of the 24-hour period commencing at 12:00:00 a.m. EPT and ending on 11:59:59 p.m. EPT on that day; (iv) references to “dollars” or “$” mean U.S. dollars; (iv) references to “Article”, “Sections”, and “Exhibits” in this Agreement, or to a provision contained therein, are to be construed as references to the entirety of the enumerated Article, Section and Exhibit of this Agreement, as may be amended, modified or supplemented from time to time in accordance with the terms hereof; (v) the words “include” or “including” are deemed to be followed by “without limitation” or “but not limited to” whether or not they are followed by such phrases or words of like import; (vi) unless the context expressly contemplates otherwise, the word “or” shall be interpreted in the inclusive sense (i.e., “and/or”); and (vii) Section headings of this Agreement are for convenience of reference only, and do not form a part of this Agreement, and do not in any manner modify, interpret, or construe the intent or agreement of the Parties.

18.16 Counterparts. This Agreement may be executed by the Parties in separate counterparts and all such counterparts will together constitute one and the same instrument. In the event that any signature is delivered by via electronic transmission in .pdf format, such signature will create a valid and binding obligation of the executing Party executing (or on whose behalf the signature is executed) with the same force and effect as if such.pdf signature page were an original thereof.

[sIGNATURE PAGE FOLLOWS]

This Agreement has been executed as of the Execution Date by the authorized representatives of each Party as indicated below.

nem:

NextEra Energy marketing, LLC

By:	/s/ Mark Maisto
Name:	Mark Maisto
Title:	President

Date: 11/23/21

opal:

opal fuels LLC

By:	/s/ Jonathan Maurer
Name:	Jonathan Maurer
Title:	Co-CEO

Date: November 29, 2021

trustar energy LLC

By:	/s/ Jonathan Maurer
Name:	Jonathan Maurer
Title:	Co-CEO

Date: November 29, 2021

[Signature Page to Environmental Attributes Purchase and Sale Agreement]

EXHIBIT A

Description of Contracted Inventory

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